                                SCHEDULE 14A
                               (Rule 14a-101)

                  INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /x/

Filed by a party other than the Registrant  / /

Check the appropriate box:


/ /   Preliminary Proxy Statement     / / Confidential, For Use of the
                                          Commission Only (as
/x/   Definitive Proxy Statement          (Permitted by Rule 14a-6(e)(2))

/ /   Definitive Additional Materials

/ /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           MISSION WEST PROPERTIES
--------------------------------------------------------------------------
             (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  /x/  No fee required.

  / /  Fee computed on table below per Exchange Act
       Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------

  (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------

  (4)  Proposed maximum aggregate value of transactions:

--------------------------------------------------------------------------

  (5)  Total fee paid:

--------------------------------------------------------------------------

  / /  Fee paid previously with preliminary materials.

  / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1)  Amount Previously Paid:

--------------------------------------------------------------------------

  (2)  Form, Schedule or Registration Statement no.:

--------------------------------------------------------------------------

  (3)  Filing Party:

--------------------------------------------------------------------------

  (4)  Date Filed:

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

                           MISSION WEST PROPERTIES
                            10050 Bandley Drive
                         Cupertino, California 95014


                        -------------------------------

                                   NOTICE OF
                         SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON NOVEMBER 10, 1997

                        -------------------------------

TO THE SHAREHOLDERS:


     A special meeting of shareholders of Mission West Properties (the "Company") will be held at the Company's corporate offices, 10050 Bandley Drive, Cupertino, California 95014 on Monday, November 10, 1997, at 3:00 p.m. P.S.T. for the following purposes:


1. To consider the amendment of the Company's Articles of Incorporation, as amended, which amendment would, among other things, effect a 1 for 30 reverse stock split on the Company's Common Stock, authorize 200,000,000 shares of the Company's Common Stock following the reverse stock split, authorize 20,000,000 shares of undesignated preferred stock which the Board of Directors would be permitted to designate and determine the rights, preferences and privileges thereof, and authorize the Company to issue convertible debt securities upon such terms and conditions as are fixed by the Board of Directors.

2. To consider the approval of a proposed private placement of 1,250,000 shares of the Company's Common Stock, after taking into account the proposed reverse stock split, for $4.50 per share.

3. To consider the approval and adoption of the Company's 1997 Stock Option Plan pursuant to which 5,500,000 shares of the Company's Common Stock, after taking into account the proposed reverse stock split, will be reserved for issuance.

     Only shareholders of record at the close of business on October 20, 1997, will be entitled to vote at the meeting. Each of these shareholders is cordially invited to be present and vote at the meeting in person.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY. THIS IS IMPORTANT BECAUSE A MAJORITY OF THE SHARES MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN THOUGH YOU HAVE PREVIOUSLY PROVIDED A PROXY.


                                  By Order of the Directors
                                  /s/ Michael L. Knapp
                                  Michael L. Knapp, Secretary



              THE DATE OF THIS PROXY STATEMENT IS OCTOBER 20, 1997.

                            MISSION WEST PROPERTIES
                             10050 Bandley Drive
                          Cupertino, California 95014


                        -------------------------------

                                PROXY STATEMENT
                                       FOR
                        SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 10, 1997

                        -------------------------------


              INFORMATION CONCERNING SOLICITATION AND VOTING
GENERAL


     The enclosed proxy is solicited on behalf of the Board of Directors ("Board" or "Directors") of Mission West Properties, a California corporation (the "Company"), for use at the Special Meeting of Shareholders to be held on November 10, 1997, at 3:00 p.m. local time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders. The Special Meeting will be held at 10050 Bandley Drive, Cupertino, California 95014. The mailing of this Proxy Statement and the accompanying form of proxy to shareholders of the Company entitled to vote at the Special Meeting is expected to commence on or about October 20, 1997.


VOTING RIGHTS AND OUTSTANDING SHARES


     The outstanding securities of the Company at October 20, 1997 consisted of 7,533,121 shares of common stock (the "Common Stock"). Each shareholder of record at the close of business on October 20, 1997, is entitled to one
(1) vote for each share of Common Stock then held. The shares represented by any proxy in the enclosed form will be voted in accordance with the instructions given on the proxy if the proxy is properly executed and is received by the Company prior to the close of voting at the meeting or any adjournment or postponement thereof.

     Shares of the Common Stock are listed on the American Stock Exchange (the "AMEX") and on the Pacific Exchange (the "PSE"). The Company announced on October 16, 1997 that, in view of a special distribution of $3.30 per share to be paid on October 21, 1997 to shareholders of record on August 28, 1997, the American Stock Exchange decided to halt trading of the Common Stock at the opening of trading on October 20, 1997.


REVOCABILITY OF PROXIES

     A shareholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 10050 Bandley Drive, Cupertino, California 95014, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

SOLICITATION

     The cost of soliciting proxies in the enclosed form will be borne by the Company. Solicitation will be made primarily by mail but shareholders may be solicited by telephone, telegraph, or personal contact. The Board of Directors may retain the services of a proxy-soliciting firm for soliciting proxies from those entities holding shares in street name.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth the beneficial ownership of the outstanding shares of the Company held at October 20, 1997 by the only persons known to management to be the beneficial owners of more than five (5) percent of these shares, each of the Directors of the Company, each of the executive officers of the Company, and the Directors and executive officers as a group.


                                                                                     Shares
                                                                               Beneficially Owned
                                                                               as of October 20,
                              Beneficial Owner                                        1997          Percent of Class
-----------------------------------------------------------------------------  ------------------  -------------------
Berg & Berg Enterprises, Inc.
10050 Bandley Drive
Cupertino, CA 95014                                                                 820,000(1)               10.9

Carl E. Berg
President and Chief Executive Officer                                               820,000(1)(2)            10.9

Michael L. Knapp
Chief Financial Officer and Secretary                                               370,000                   4.9

Alarmguard Holdings, Inc.
c/o Michael M. Early
550 West "C" Street, Suite 1880
San Diego, CA 92101                                                                 676,050                   9.0

Roger Kirk, Director
c/o Berg & Berg Enterprises, Inc.
10050 Bandley Drive
Cupertino, CA 95014                                                                 370,000                   4.9

Keith Cocita, Director
c/o Berg & Berg Enterprises, Inc.
10050 Bandley Drive
Cupertino, CA 95014                                                                       0                     0

Michael Orosky, Director
c/o Berg & Berg Enterprises, Inc.
10050 Bandley Drive
Cupertino, CA 95014                                                                       0                     0

All Directors and executive officers as a group (5 persons)                       1,560,000                  21.0

------------------------

(1) Excludes 5,180,000 shares of Common Stock which are the subject of a Voting Rights Agreement. Berg & Berg Enterprises, Inc. ("BBE") disclaims beneficial ownership of such shares because BBE has no investment control over such shares and no power to vote such shares. However, holders of such shares are obligated, pursuant to the Voting Rights Agreement, to vote such shares as recommended by Carl E. Berg, as agent for Berg & Berg Enterprises, Inc. See Schedule 13D, as amended, filed with the Securities and Exchange Commission August 14, 1997 by BBE and a group of private investors. See "Change in Control."

(2) Mr. Berg disclaims ownership, except to the extent of his pecuniary interest, in the shares of Common Stock held of record by Berg & Berg Enterprises, Inc. of which Mr. Berg is an executive officer, director and beneficial owner of, directly and indirectly, approximately 51% of its outstanding shares.

CHANGE IN CONTROL


     On September 2, 1997, the Company completed the sale of 6,000,000 shares of its newly issued Common Stock to a group of private investors (the "Berg Group") led by Berg & Berg Enterprises, Inc. ("BBE"). The members of the Berg Group include those individuals and entities set forth in Appendix I to the Stock Purchase Agreement, dated May 27, 1997, by and between the Company and the Berg Group, as amended July 2, 1997 (the "Stock Purchase Agreement"), a copy of which was attached the Company's Proxy Statement distributed to shareholders in connection with the August 5, 1997 special meeting of shareholders. The Stock Purchase Agreement was previously filed with the Securities and Exchange Commission ("SEC") on July 3, 1997 as an exhibit to the Company's Schedule 14A, as amended. The source of consideration used by BBE to acquire the Common Stock was working capital. The source of consideration used by all other members of the Berg Group to acquire the Common Stock was personal funds. The Berg Group now beneficially owns 79.6% of the voting securities of the Company. Unaudited financial statements for the quarter ended August 31, 1997, including an unaudited pro forma balance sheet, and management's discussion and analysis of financial condition and results of operations from the Company's Form 10-Q are attached as Exhibit A.

     The members of the Berg Group entered into a Voting Rights Agreement covering all shares of Common Stock acquired pursuant to the Stock Purchase Agreement (the "Shares"), and all shares issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company. Each member of the Berg Group has agreed to vote such member's Shares as directed by Carl Berg, on behalf of BBE, on all matters submitted to a vote of the shareholders of the Company. The Voting Rights Agreement terminates at the earliest of the following dates: (i) upon any sale of the Shares pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the "Securities Act"), but only as to the Shares so sold; (ii) upon a sale of the Shares pursuant to Rule 144 promulgated under the Securities Act, but only as to the Shares so sold; or (iii) two years after the effective date of the Voting Rights Agreement.

                                 PROPOSAL 1
      PROPOSED AMENDMENT AND RESTATEMENT OF ARTICLES OF INCORPORATION TO EFFECTUATE A 1 FOR 30 REVERSE STOCK SPLIT, INCREASE THE AUTHORIZED SHARES
  OF COMMON STOCK TO 200,000,000, AUTHORIZE UP TO 20,000,000 SHARES OF PREFERRED
     STOCK, AND AUTHORIZE THE COMPANY TO ISSUE CONVERTIBLE DEBT SECURITIES


INTRODUCTION


     The Company's Board of Directors has adopted a resolution to amend and restate the Company's Articles of Incorporation, as amended, to effect a reverse stock split, increase the authorized shares of Common Stock to 200,000,000 shares, authorize up to 20,000,000 shares of undesignated preferred stock and authorize the issuance of convertible debt securities upon such terms and conditions as are fixed by the Board of Directors. The proposed Amended and Restated Articles of Incorporation (the "Restated Articles") are attached hereto as Exhibit B. In addition to those sections of the Company's Form 10-Q attached as Exhibit A, certain items from the Company's Form 10-K for the fiscal year ended November 30, 1996 are attached as Exhibit C.


REVERSE STOCK SPLIT


     GENERAL INFORMATION. The proposed Restated Articles will effectuate a 1 for 30 reverse stock split (the "Reverse Split") which will be effective upon the filing of the Restated Articles with the Secretary of State of California. The effect of the Reverse Split upon holders of Common Stock will be that the total shares of Common Stock held by each shareholder will be automatically converted into the number of shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Split divided by 30. The Company will pay cash for any fractional shares in an amount equal to $0.15 for each share of Common Stock without giving effect to the

Reverse Split multiplied by the number of shares of Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest.

    Assuming the Restated Articles are approved by the Company's shareholders at the Special Meeting, each shareholder's percentage interest in the Company and proportional voting power will remain unchanged, except for minor differences resulting from the payment of cash for fractional shares. The rights and privileges of the holders of Common Stock will be substantially unaffected by the Reverse Split.

     REASONS FOR THE REVERSE SPLIT. Shares of the Common Stock are listed and traded on the AMEX and the PSE. For continued listing on the AMEX, it may be necessary that, among other things, Common Stock not sell for a substantial period of time at a low price per share. The original listing requirements of the AMEX require a minimum market price of $3.00 per share.

     The market price per share for the Common Stock dropped significantly earlier this year when the Company sold substantially all of its assets in a transaction approved by the Company's shareholders, and the market price remained below $3.00 per share for an extended period. Recently, the price per share for the Company's Common Stock has been greater than $3.00. However, the Company is obligated to make a distribution to shareholders of $3.30 per share on October 21, 1997 (the "Distribution"). The price per share of the Common Stock will be reduced by the amount of the Distribution. The Company announced on October 16, 1997 that, in view of the Distribution, the AMEX has decided to halt trading of the Common Stock at the opening of trading on October 20, 1997. The Company believes that the Reverse Split is necessary to increase the price per share of the Common Stock to greater than $3.00 per share in order to maintain its AMEX listing. In addition, the reduction of the Company's assets might result in delisting of the Common Stock by the Amex. The Company is proposing the sale of additional shares of Common Stock following the Reverse Split to increase the total assets of the Company to the approximate level existing prior to the Distribution, as described in Exhibit A, and to effect a transaction at a price greater than $3.00 per share. See "Proposal 2 - Approval of Proposed Private Placement of Securities."

     IMPLEMENTATION OF THE REVERSE SPLIT. The Reverse Split will be formally implemented in Article 3 of the Restated Articles. Assuming the Restated Articles, including the Reverse Split, are approved by the shareholders at the Special Meeting, the Restated Articles will be filed with the Secretary of State of California at which the time the Reverse Split shall be effective.


     PRINCIPAL EFFECT OF THE REVERSE SPLIT. Shareholders have no right under California law or under the Company's Articles of Incorporation, as amended, or Bylaws to dissent from the Reverse Split or to dissent from the payment of cash for any fractional share interest resulting from the Reverse Split in lieu of issuing fractional shares.


     The Company has authorized capital of 10,000,000 shares of Common Stock, as of October 20, 1997. The authorized capital stock of the Company will not be reduced or otherwise affected by the Reverse Split. The number of issued and outstanding shares of Common Stock of the Company on that date was 7,533,121. Based upon the Company's best estimate, without taking into consideration fractional shares for which cash will be paid, the aggregate number of shares of Common Stock that will be issued and outstanding after giving effect to the Reverse Split is 251,104. Shares no longer outstanding as a result of the fractional shares being settled for cash will be returned to authorized but unissued shares of Common Stock. Because the Company believes that not more than 10% of the outstanding shares of Common Stock will be returned to the Company's authorized but unissued shares of Common Stock as a result of the payment of cash for fractional shares in connection with the Reverse Split, the Company is permitted to pay cash for fractional shares pursuant to Section 407 of the California General Corporation Law ("CGCL").


     The Reverse Split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher that the costs of transactions in "round-lots" of even multiples of 100 shares.


     DILUTION. The Company intends to issue additional shares of its Common Stock on an ongoing basis in order to satisfy all or a portion of its need for cash. If and to the extent that the Company issues additional shares of its

Common Stock, either prior or subsequent to the implementation of the Reverse Split, each shareholder's percentage ownership interest in the Company and proportional voting power will be reduced.

     EXCHANGE OF STOCK CERTIFICATES.   Assuming the Reverse Split is approved
by the shareholders, they will be required to exchange their stock certificates for new certificates representing new post-split shares of Common Stock. Shareholders will be furnished with the necessary materials and instructions for the surrender and exchange of stock certificates and payment of cash for fractional shares at the appropriate time by the Company's transfer agent. Shareholders will not be required to pay transfer or other fees in connection with the exchange of certificates. SHAREHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.


     FEDERAL INCOME TAX CONSEQUENCES.   The Company has not sought and will
not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Reverse Split. The Company believes, however, that because the Reverse Split is not part of a plan to periodically increase a shareholder's proportionate interest in the assets or earnings and profits of the Company, the Reverse Split will have the following income tax effects:

   1. The exchange of shares of Common Stock for shares of new Common Stock will not result in recognition of gain or loss. The holding period of the shares of new Common Stock will include the shareholder's holding period for the shares of Common Stock exchanged therefor, provided that the shares of Common Stock were held as a capital asset. The adjusted basis of the shares of new Common Stock will be the same as the adjusted basis of the shares of Common Stock exchanged therefor.

   2. The receipt of cash for the fractional shares pursuant to the Reverse Split will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may be a taxable transaction under applicable state, local and other tax laws. In general, a shareholder will recognize a gain or a loss equal to the difference between the amount of cash received by him or her and the tax basis for the pre-reverse stock split shares of Common Stock for which the shareholder has received cash.

     The above description of federal income tax consequences is based upon the Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.

INCREASE IN AUTHORIZED SHARES OF COMMON STOCK


     The Company's Articles of Incorporation, as amended, currently authorize the Company to issue up to 10,000,000 shares of Common Stock, no par value. The Company proposes that the Restated Articles provide for 200,000,000 authorized shares of Common Stock, no par value.

     The Board of Directors believes that it is prudent to increase the authorized number of shares of Common Stock to 200,000,000 shares in order to provide a reserve of shares available for issuance to meet business needs as they arise. Like most companies, the Company has historically maintained a substantial reserve of authorized but unissued shares in order to avoid the time and expense of seeking shareholder approval each time it needs to make a new issuance of Common Stock in light of possible future activities which the Board of Directors deems to be in the best interests of the shareholders. Such future activities may include, without limitation, financings, establishing strategic relationships, acquiring property, providing equity incentives to employees, officers or directors, or effecting stock splits or dividends. Although the Company has no present obligation to issue additional shares of Common Stock, the Company continues to evaluate and conduct discussions with third parties with respect to potential acquisitions or investments such as the private placement of 1,250,000 shares of the Common Stock. See "Proposal 2 - Approval of Proposed Private Placement of Securities."

     Approval of the increase in the number of authorized shares of Common Stock would not affect the rights, preferences, and privileges of the holders of currently outstanding Common Stock, except for effects incidental to increasing the number of shares of the Common Stock outstanding.

     If the shareholders approve the increase in the number of authorized shares of Common Stock pursuant to the Restated Articles, the Board of Directors may cause the issuance of additional shares of Common Stock without further vote of the shareholders of the Company, except as provided under California corporate law or under the rules of any national securities exchange on which shares of Common Stock are then listed. Current holders of Common Stock have no preemptive or similar rights, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their ownership interest in the Company. The issuance of additional shares of Common Stock would decrease the proportionate equity interest of the Company's current shareholders and, depending upon the price paid for such additional shares, could result in dilution to the Company's current shareholders.


     In addition, the Board of Directors could use authorized but unissued shares of Common Stock to create impediments to a takeover or a transfer of control of the Company. Accordingly, the increase in the number of authorized shares of Common Stock may deter a future takeover attempt which holders of Common Stock may deem to be in their best interest or in which holders of Common Stock may be offered a premium for their shares over the market price. The Board of Directors is not currently aware of any attempt to take over or acquire the Company. While it may be deemed to have potential anti-takeover effects, the proposed amendment to increase the authorized Common Stock is not prompted by any specific effort or takeover threat currently perceived by management.

AUTHORIZATION OF PREFERRED STOCK


     The Board of Directors believes that the authorization of the Preferred Stock is in the best interests of the Company and its shareholders and believes that it is advisable to authorize such shares and have them available in connection with possible future transactions, such as financings, strategic relationships, corporate mergers or acquisitions, acquisitions of property, and other uses not presently determinable and as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further shareholder action, except as otherwise provided by law.


     The Preferred Stock will have such rights, preferences, privileges and restrictions as are determined by the Board of Directors. Thus, if the Restated Articles are approved, the Board of Directors would be entitled to authorize the creation and issuance of up to 20,000,000 shares of Preferred Stock in one or more series with such limitations and restrictions as may be determined in the Board's sole discretion, without further authorization by the Company's shareholders. Shareholders will not have preemptive rights to subscribe for shares of Preferred Stock.

     It is not possible to determine the actual effect of the Preferred Stock on the rights of the shareholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

     Although the Board of Directors has no present intention of doing so, it could issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interests of the shareholders and the Company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the shareholders and the Company. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock held by the holders of Common Stock.

     While the Company may consider effecting an equity offering of Preferred Stock in the future for the purposes of raising additional working capital or otherwise, the Company, as of the date hereof, has no agreements or understandings with any third party to effect any such offering and no assurances are given that any offering will in fact be effected.

AUTHORIZATION TO ISSUE CONVERTIBLE DEBT SECURITIES

     The Restated Articles include a provision which authorizes the Company to issue convertible debt securities upon such terms and conditions as are fixed by the Board of Directors in accordance with Section 403 of the CGCL. The Company is not required to include such a provision in its Restated Articles in order to authorize the Board of Directors to issue convertible debt securities. Convertible debt securities may be issued at the discretion of the Board of Directors regardless of any provision in the Articles of Incorporation. However, the Board of Directors has determined that it is in the best interests of the Company to clearly set forth such authorization in its Restated Articles for approval by the outstanding shares.

DISSENTERS' RIGHTS

     Pursuant to the CGCL, the Company's shareholders are not entitled to dissenters' rights of appraisal with respect to the Restated Articles.

VOTE REQUIRED; APPROVAL OF RESTATED ARTICLES ASSURED


     The affirmative vote of holders of a majority of the outstanding shares of the Common Stock, either voting in person or by proxy, is necessary to approve the Restated Articles. BBE has advised the Company that it will vote its shares in favor of the proposal to amend and restate the Company's Articles of Incorporation, as amended. The Company believes that all other members of the Berg Group also will vote their shares in favor of this proposal as required by the Voting Rights Agreement. See "Change in Control." As a result, approval of the Restated Articles is assured without any other votes being cast in favor of the Restated Articles. Because approval by a majority of the outstanding shares is required, broker non-votes and abstentions effectively will be votes against approval of the Restated Articles.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

                           PROPOSAL 2
         APPROVAL OF PROPOSED PRIVATE PLACEMENT OF SECURITIES

INTRODUCTION


     The Company proposes to sell and issue 1,250,000 shares of newly issued Common Stock at a price of $4.50 per share in a private placement following the effective date of the Reverse Split. The price per share has been determined in good faith by the Board of Directors, after taking into consideration several factors, including, but not limited to, (i) the Distribution, which the Board of Directors expected would cause the value and market price of the Company's Common Stock to decrease significantly, (ii) the recent private sale of Common Stock to the Berg Group at $0.15 per share,
(iii) the effects of the proposed Reverse Split, and (iv) the current book value of the

Common Stock. The Company intends to offer the 1,250,000 shares of Common Stock in a private placement which complies with Rule 506 of Regulation D ("Rule 506") promulgated by the Securities and Exchange Commission ("SEC").

     The AMEX listing rules require shareholder approval as a prerequisite to approval of applications to list additional shares to be issued in connection with transactions involving the sale or issuance by the Company of Common Stock (or securities convertible into Common Stock) equal to 20% or more of presently outstanding stock for less than the greater of book value or market value. If the proposed private placement is successful, it will result in the issuance of greater than 20% of the Company's outstanding Common Stock, after giving effect to the Reverse Split. The proposed offering price of $4.50 is equivalent to the $0.15 per share price paid for the Common Stock by the Berg Group after giving effect to the Reverse Split. However, the market value may, from time to time, exceed the book value. For that reason, the Board of Directors has determined that shareholder approval of the proposed private placement is prudent.


     If the proposed private placement is structured in a manner whereby the Common Stock offered will not at the time of issuance result in the issuance of Common Stock equal to 20% or more of presently outstanding stock for less than the greater of book value or market value, the Board of Directors reserves the right to proceed with the transaction without obtaining shareholder approval.

REASONS FOR THE PRIVATE PLACEMENT; EFFECT ON CURRENT SHAREHOLDERS


     In order to preserve the listing of its Common Stock on the AMEX, the Company must maintain certain financial conditions, including a certain minimum shareholders' equity. Due to the Distribution, the Company's assets will decrease significantly, its shareholders' equity will fall below the minimum guidelines set by the AMEX, and the market price of its Common Stock will decrease significantly. In order to raise funds and increase the Company's assets, the Company proposes to sell and issue additional shares of the Common Stock at $4.50 per share. Financial information and the Company's proposed actions are described in the Company's Form 10-Q for the quarter ended August 31, 1997, certain portions of which are attached as Exhibit A.

     The AMEX has decided to halt trading of the Common Stock at the opening of trading on October 20, 1997, in light of the Distribution. Although the AMEX has advised the Company that it will consider a number of factors in making the decision to resume trading, the private placement is essential before the AMEX will consider resuming trading of the Common Stock. The Company anticipates that trading will resume in late November 1997, but there can be no assurance that the AMEX will resume trading of the Common Stock and no assurance of the date on which trading might resume.

     If the proposed private placement is successful, the current shareholders will experience a substantial decrease in their percentage ownership interest in the Company and proportional voting power will be reduced.


TERMS OF THE PRIVATE PLACEMENT STOCK PURCHASE AGREEMENT


     The form of agreement to be used in the private placement, including all Appendices and Exhibits thereto, is attached hereto as Exhibit D (the "Private Placement Agreement"). The summary set forth below constitutes the proposed terms and conditions of the Private Placement Agreement which are qualified in their entirety by reference to Exhibit D. To the extent that the Company deems it advisable in the light of subsequent negotiations with potential purchasers of the Company's Common Stock, these terms and conditions may be modified.

     PURCHASE PRICE; CLOSING. The Company proposes to sell and issue 1,250,000 shares of its Common Stock at a price per share of $4.50 with aggregate proceeds to the Company of $5,625,000 (the "Offering"). The Offering will be made in compliance with Rule 506. If the Company successfully completes the Offering, the closing of the Offering will occur as soon as practicable after November 10, 1997 (the "Closing").


     REPRESENTATIONS AND WARRANTIES. The form of Private Placement Agreement contains representations and warranties by the Company customarily made by issuers in transactions similar to the Offering. The Private

Placement Agreement also contains representations and warranties by the purchasers of the Company's Common Stock (the "Purchasers") customarily made by purchasers in transactions similar to the Offering.


     CERTAIN COVENANTS OF THE COMPANY. Pursuant to the Private Placement Agreement, the Company has agreed to provide certain rights to the Purchasers, including (i) an investigation right prior to the Closing which provides Purchasers with access to the Company's property and records and to the Company's employees and accounts, as well as obligating the Company to provide Purchasers with such financial and operating information as such Purchasers may reasonably request and (ii) registration rights which will permit the Purchasers to register securities of the Company (a) upon request by holders on a Form S-3 when the Company meets certain eligibility requirements, (b) if the Company files a registration statement for a public offering of securities for cash, on a pro rata basis as to all securities covered by the registration rights (subject to limitations imposed by the Company and its underwriters) and (c) upon the request of the holders of a certain percentage of securities covered by these registration rights, if the first two rights are unavailable.



     CONDITIONS TO CLOSING. In connection with the Closing, the Company must certify that its representations and warranties are true and correct and that the Company has performed all of its obligations pursuant to the Agreement. The Company's Restated Articles must also be filed and effective prior to the Closing and the 1,250,000 shares of Common Stock purchased in the Offering must be listed with the AMEX. The Purchasers must deliver appropriate funds to the Company to cover the purchase price of the Shares and must execute and deliver a Voting Rights Agreement by and among BBE and the Purchasers, the terms of which are substantially similar to the terms of the Voting Rights Agreement entered into by and among BBE and the other members of the Berg Group, a copy of which is attached as an exhibit to the Private Placement Agreement. See "Change in Control."


VOTE REQUIRED; APPROVAL ASSURED


     Shareholder approval of the private placement may be required by the AMEX Listing Standards, Policies and Requirements. Under California law, shareholder approval is defined as the affirmative vote of a majority of the votes cast to approve the proposed private placement. Therefore, the affirmative vote of a majority of the votes cast is required to approve the private placement. BBE has advised the Company that it will vote its shares in favor of the proposal to approve the Company's private placement of securities. The Company believes that all other members of the Berg Group also will vote their shares in favor of this proposal as required by the Voting Rights Agreement. See "Change in Control." As a result, approval of the private placement is assured without any other votes being cast in favor of the private placement.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                             PROPOSAL 3
                 ADOPTION OF 1997 STOCK OPTION PLAN

GENERAL


     The Company's proposed 1997 Stock Option Plan (the "Option Plan") was adopted by the Board of Directors on October 9, 1997, subject to shareholder approval.


     The Board of Directors believes that it is in the Company's best interest to adopt the Option Plan so that the Company may attract the high quality employees, consultants and directors necessary to build the Company's infrastructure and to provide ongoing incentives to the Company's employees in the form of options to purchase the Company's Common Stock.

     The Option Plan provides for the granting to employees of "incentive stock options" within the meaning of Section 422 of the Code, and for the granting of nonstatutory options to employees, directors and consultants.

     The full text of the Option Plan is set forth in Exhibit E to this proxy statement, and the following summary is qualified in its entirety by reference to Exhibit E.


PURPOSE


     The principal purpose of the Option Plan is to provide equity incentives to the Company's employees, as well as consultants and members of the Board of Directors who are neither employees of, nor consultants to, the Company ("Outside Directors"), by enabling them to participate in the Company's success and to encourage the participants' continued service to the Company.


NUMBER OF SHARES


     Options to purchase a maximum of 5,500,000 shares of Common Stock, after giving effect to the Reverse Split, may be granted under the Option Plan, subject to adjustment in accordance with the paragraph entitled "Adjustments Upon Change in Capitalization."


ADMINISTRATION

     The Option Plan may be administered by the Board of Directors of the Company or by a committee. Grants of options under the Plan shall be made by the Board or a committee. The Company currently intends that a Compensation Committee (the "Administrator") will administer the Option Plan and grant options thereunder. Any option granted to a member of the Board of Directors must comply with the requirements of Section 16b-1 et seq. of the Rules and Regulations of the SEC and any applicable federal tax laws or regulations. The interpretation and construction of any provision of the Option Plan is within the sole discretion of the Board or committee, whose determination is final and conclusive. Members of the Board or committee receive no additional compensation for their services in connection with the administration of the Option Plan. Copies of the Option Plan will be available upon request at the Company's principal executive offices.

ELIGIBILITY


     The Option Plan provides that options may be granted to employees (including officers and directors who are also employees), consultants of the Company or any parent or majority-owned subsidiary and Outside Directors. Incentive stock options may be granted only to employees. The Administrator selects the optionees and determines the number of shares to be subject to each option and the time or times at which shares become exercisable under the option except for options granted to Outside Directors pursuant to automatic grants. In making such determination, the duties and responsibilities of the employee or consultant, the value of his or her services, his or her present and potential contribution to the success of the Company, the anticipated number of years of future service and other relevant factors will be taken into account. Generally, such options become exercisable or "vest" at a certain rate. Each option may be exercised only to the extent it is vested.


AUTOMATIC GRANTS TO OUTSIDE DIRECTORS


     The Option Plan provides that a nonstatutory option to purchase 50,000 shares shall be automatically granted to Outside Directors who first become Outside Directors after the date that the Option Plan is approved by the shareholders of the Company (the "Automatic Grant Program"). The exercise price of options granted under the Automatic Grant Program is 100% of the fair market value of the Common Stock on the date of the automatic grant. Automatic Grant Program options become exercisable cumulatively with respect to 1/48th of the underlying shares on the first day of each month following the date of grant of such option, and, in general, must be exercised while the optionee is a director of the Company. Automatic Grant Program options have a term of six years from the date of grant.

TERMS OF OPTIONS


     The terms of options granted under the Option Plan are determined by the Administrator. Each option granted under the Option Plan is evidenced by a written stock option agreement between the Company and the optionee and is subject to the following additional terms and conditions:


     EXERCISE OF OPTION. Options under the Option Plan generally become exercisable cumulatively as to 20% of the underlying shares on each anniversary of the date of grant. An option granted under the Option Plan is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to the Company. Payment for shares issued upon exercise of an option may consist of cash, check, promissory note, other shares of the Company's Common Stock or any combination of such methods of payment, or such other consideration and method of payment as is permitted under the CGCL.


     EXERCISE PRICE. The per share exercise price of options granted under the Option Plan (other than those to Outside Directors) is determined by the Administrator and may not be less than 100% of the fair market value on the date of grant. However, in the case of incentive stock options granted to an optionee who owns more than 10% of the voting power or value of all classes of stock of the Company, the per share exercise price must not be less than 110% of the fair market value on the date of grant. As long as the Company's Common Stock is listed on any established stock exchange or a national market system, the fair market value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such system or exchange (or the exchange with the greatest volume of trading in Common Stock) on the date of grant of the Option, as reported in The Wall Street Journal.


     TERMINATION OF STATUS AS AN EMPLOYEE, CONSULTANT OR OUTSIDE DIRECTOR.
If the optionee's employment or consulting relationship with the Company or status as an Outside Director is terminated for any reason (other than death or disability), options may be exercised within 30 days (or such other period of time as is determined by the Administrator) after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination.


     DEATH OR DISABILITY OF OPTIONEE. Options may be exercised within no more than six months following termination due to permanent and total disability or due to the optionee's death and may be exercised by the optionee's estate.

     TERM AND TERMINATION OF OPTIONS. Options granted under the Option Plan may have a term of six years from the date of grant. No option may be exercised by any person after the expiration of its term. In the case of an incentive stock option granted to an optionee who, immediately before the grant of such option, owns more than 10% of the voting power or value of all classes of stock of the Company, the term of such incentive stock option may not exceed five years.


     NON-TRANSFERABILITY OF OPTIONS. An option is not transferable by the optionee, other than by will or the laws of descent or distribution, and is exercisable during the optionee's lifetime only by the optionee. In the event of the optionee's death, options may be exercised by a person who acquires the right to exercise the option by bequest or inheritance.

     OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Administrator.

CHANGES IN CAPITALIZATION

     In the event a change, such as a stock split or stock dividend payable in Common Stock, is made in the Company's capitalization, which results in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration by the Company, appropriate adjustment shall be made in the option price and number of shares subject to outstanding options. Appropriate adjustment will also be made in the number of shares of Common Stock which have been authorized for issuance under the Option Plan but as to which no options have yet been granted or which have been returned to the Option Plan upon cancellation of an option. Such adjustments shall be made by the Board of Directors, whose determination shall be final and conclusive, subject to any required action by the shareholders of the Company.


In the event of the proposed dissolution or liquidation of the Company, options outstanding under the Option Plan will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, outstanding options shall be assumed or an equivalent option shall be substituted by such successor corporation (or a parent or subsidiary of such successor corporation), unless such successor corporation does not agree to assume the options or to substitute an equivalent option, in which case the options shall terminate.

AMENDMENT AND TERMINATION OF THE OPTION PLAN

     The Board may amend or terminate the Option Plan from time to time in such respects as the Board may deem advisable; provided that the Company shall obtain shareholder approval of any Option Plan amendment in such a manner and to such a degree as is required by the applicable law, rule or regulation. Any amendment or termination of the Option Plan shall not affect options already granted and such options shall remain in full force and effect as if the Option Plan had not been amended or terminated, unless mutually agreed otherwise between the optionee and the Administrator, which agreement must be in writing and signed by the optionee and the Company.


     The Option Plan will continue to require shareholder approval of amendments in accordance with federal tax laws and regulations applicable to incentive stock option plans, to the extent the Company desires that the Option Plan continue to qualify for the grant of incentive stock options thereunder. The Code and the rules and regulations thereunder governing incentive stock option plans currently require shareholder approval for any increase in the number of shares issuable under a plan and for certain changes in the eligibility standards under a plan.


     In any event, the Option Plan continues in effect for ten years from the date of its approval by the Board of Directors. Any options outstanding under the Option Plan at the time of termination shall remain outstanding until they expire by their terms.


TAX INFORMATION

     Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Code or nonstatutory options.


     INCENTIVE STOCK OPTIONS. If an option granted under the Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise unless the optionee is subject to the alternative minimum tax. The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least two years after grant of the option and one year after receipt of the shares by the optionee, any gain will be treated as long-term capital gain. If these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or ten percent 10% shareholder of the Company. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized by the optionee on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as capital gain or loss.


     NONSTATUTORY OPTIONS. All other options which do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However upon its exercise, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the option price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired or where the optionee is an officer, director or 10% shareholder of the Company, the date of taxation may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the company will be subject to tax withholding by the Company. Upon resale of such shares by the optionee, any difference between the sales price and the exercise price, to the extent not recognized as ordinary income as provided above, will be treated as capital gain or loss. The Company will be entitled to a tax deduction in the amount and at the time that the Optionee recognizes ordinary income with respect to shares acquired upon exercise of a nonstatutory option.


     The above description of federal income tax consequences is based upon the Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers. Shareholders are urged to consult their own tax advisors to determine the particular consequences to them.


STOCK PRICE


     The closing price of a share of Common Stock on the AMEX on October 17, 1997 was $3.38.


PLAN BENEFITS

     The Company cannot now determine the exact number of options to be granted in the future to the Company's executive officers or to all other employees as a group under the Option Plan. All of the Company's current executive officers and directors were appointed or elected as of September 2, 1997, and no current employees were employed by the Company prior to that date. See "Change in Control." There are no options outstanding under the Company's prior option plan, which has been terminated in accordance with its terms.


REQUIRED VOTE, APPROVAL ASSURED

     The affirmative vote of a majority of the votes cast will be required under California law to approve the adoption of the Company's Option Plan. BBE has advised the Company that it will vote its shares in favor of the proposal to adopt the Option Plan. The Company believes that all other members of the Berg Group also will vote their shares in favor of this proposal as required by the Voting Rights Agreement. See "Change in Control." As a result, the approval of the Option Plan is assured without any other votes being cast in favor of the Option Plan.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     All current directors and officers were elected or appointed on September 2, 1997 and all former officers and directors resigned as of the same date. Therefore, no officer or director who received compensation during the current fiscal year will be eligible to participate in or receive options under the Option Plan. Compensation has not yet been determined nor paid to any current director or officer. The Company does not currently have sufficient funds to compensate its directors and officers, but is proposing to obtain additional funds through a private placement. See "Proposal 2-Approval of Proposed Private Placement of Securities."

     It is contemplated that the current executive officers will receive options to purchase the Company's Common Stock in the event that the Option Plan is approved by the shareholders. No current Outside Directions will be eligible for options under the Option Plan. See "Proposal 3-Adoption of 1997 Stock Option Plan." However, the exact number of options to be granted in the future cannot now be determined.





TRADING OF COMMON STOCK ON THE AMERICAN STOCK EXCHANGE

    The Common Stock is currently listed on the AMEX and the PSE. In view of the Distribution, the AMEX has decided to halt trading of the Common Stock at the opening of trading on October 20, 1997. Therefore, the last day of trading on the AMEX and the PSE was Friday, October 17, 1997. The Company anticipates that trading will resume after the completion of the proposed private placement and the effectiveness of certain related actions, including the Reverse Split. However, there can be no assurance that the AMEX will resume trading of the Common Stock and no assurance of the date on which trading might resume. See "Proposal 1 - Proposed Amendment and Restatement of Articles of Incorporation to Effectuate a 1 for 30 Reverse Stock Split, Increase the Authorized Shares of Common Stock to 200,000,000, Authorize Up to 20,000,000 Shares of Preferred Stock, and Authorize the Company to Issue Convertible Debt Securities" and "Proposal 2 - Approval of Proposed Private Placement of Securities."

OTHER MATTERS

No other matters will be presented for action at the Special Meeting.


                                     By Order of the Directors
                                     /s/ Michael L. Knapp
                                     Michael L. Knapp
                                     Secretary


October 20, 1997
Cupertino, California

                         MISSION WEST PROPERTIES

                     SPECIAL MEETING OF SHAREHOLDERS
                             NOVEMBER 10, 1997


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints Carl E. Berg and Michael L. Knapp, and each of them, as his agents and proxies with full power of substitution to vote any and all shares of Common Stock of Mission West Properties which the undersigned is entitled to vote at the Special Meeting of Shareholders of said Company to be held November 10, 1997, or any adjournment or postponement thereof, as specified on the reverse hereof.


     THIS PROXY WILL BE VOTED AS THE UNDERSIGNED SPECIFIES ON THE REVERSE HEREOF. UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3.

     THE BOARD OF DIRECTORS SOLICITS YOUR PROXY FOR THE FOLLOWING ITEMS:


1. PROPOSAL TO AUTHORIZE the Company to amend and restate the Company's Articles of Incorporation, as amended, to effect a 1 for 30 reverse stock split, increase the authorized shares of Common Stock to 200,000,000, authorize 20,000,000 shares of undesignated preferred stock, and authorize the Company to issue convertible debt securities.

                     FOR (  )  AGAINST (  )  ABSTAIN (  )

2. PROPOSAL TO APPROVE the Company's proposed private placement of 1,250,000 shares of the Company's Common Stock after taking into account the reverse stock split.

                     FOR (  )  AGAINST (  )  ABSTAIN (  )

3. PROPOSAL TO APPROVE the adoption of the Company's 1997 Stock Option Plan and the reservation of 5,500,000 shares of Common Stock for issuance thereunder after taking into account the reverse stock split.

                     FOR (  )  AGAINST (  )  ABSTAIN (  )


Date:  ______________, 1997

                                Signature: ____________________________

                                Signature: ____________________________

NOTE: Please sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                                     EXHIBIT A

                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D. C.  20549

                                     -------

                                    FORM 10-Q



                 Quarterly Report Pursuant to Section 13 or 15(d)
                      of the Securities Exchange Act of 1934



For the quarterly period ended August 31, 1997    Commission File Number 1-8383





                                MISSION WEST PROPERTIES









Incorporated in California      IRS Employer Identification Number:  95-2635431



Principal Executive Offices:                         Telephone:  (408) 725-0700
    10050 Bandley Drive
    Cupertino, California  95014-2188



Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to
such filing requirements for the past 90 days.                 Yes [X] No [ ]

The number of shares of the Registrant's common stock outstanding as of October 8, 1997 is 7,533,121.

                                        PART I

                                FINANCIAL INFORMATION



ITEM 1.  QUARTERLY FINANCIAL STATEMENTS

Following are three-month third quarter and nine-month year-to-date (as applicable) fiscal year 1997 consolidated financial statements (unaudited) and accompanying notes.

                            MISSION WEST PROPERTIES
                          Consolidated Balance Sheets


                                                           (UNAUDITED)     (Unaudited)
                                                            PRO FORMA       August 31      November 30
ASSETS:                                                     (NOTE 2)           1997           1996
                                                           ------------    ------------    ------------
Cash and cash equivalents                                  $  5,275,000    $  5,827,000    $  3,111,000

Real estate investments (held-for-sale):
  Rental properties, less accumulated depreciation of
   $10,422,000 in 1996 ($44,455,000 pledged in 1996)               -               -         45,824,000
  Unimproved land ($461,000 pledged in 1996)                       -               -            461,000
                                                           ------------    ------------    ------------

                                                                   -               -         46,285,000
  Less allowance for estimated losses                              -               -         (4,413,000)
                                                           ------------    ------------    ------------

    Net real estate investments                                    -               -         41,872,000

Other assets, less allowances of $17,000 in 1997 and
  $360,000 in 1996 and accumulated depreciation of
  $215,000 in 1997 and $321,000 in 1996                         209,000         162,000       1,341,000
                                                           ------------    ------------    ------------

                                                           $  5,484,000    $  5,989,000    $ 46,324,000
                                                           ------------    ------------    ------------
                                                           ------------    ------------    ------------

LIABILITIES AND SHAREHOLDERS' EQUITY:

Notes payable                                              $       -       $       -       $ 30,753,000
Dividends/distributions payable                               5,059,000       5,059,000
Income taxes payable                                            120,000         265,000            -
Accounts payable and accrued expenses                           211,000       1,247,000       1,389,000
                                                           ------------    ------------    ------------

    Total liabilities                                         5,390,000       6,571,000      32,142,000
                                                           ------------    ------------    ------------

Shareholders' equity:
  Common stock, no par value, 10,000,000 shares
   authorized, 1,533,121 shares issued and outstanding
   (1,371,121 in 1996)                                       21,082,000      20,182,000      19,456,000
  Accumulated deficit                                        (2,131,000)     (1,907,000)     (5,274,000)
  Current cash dividends/distributions declared             (18,857,000)    (18,857,000)           -
                                                           ------------    ------------    ------------

    Total shareholders' equity                                   94,000        (582,000)     14,182,000
                                                           ------------    ------------    ------------

                                                           $  5,484,000    $  5,989,000    $ 46,324,000
                                                           ------------    ------------    ------------
                                                           ------------    ------------    ------------


        See accompanying notes to consolidated financial statements.

                            MISSION WEST PROPERTIES
               Consolidated Statements of Operations (Unaudited)
                    (Discontinued Operations -- See Note 2)



                                               Three Months Ended            Nine Months Ended
                                            -------------------------    --------------------------
                                            August 31      August 31      August 31       August 31
                                              1997           1996           1997            1996
                                            ----------     ----------    -----------     ----------
REVENUES:
  Sales of real estate                      $   15,000     $   27,000    $50,561,000     $   86,000
  Rental revenues from real estate               5,000      1,749,000      1,360,000      5,342,000
  Other, including interest                     90,000         91,000        307,000        237,000
                                            ----------     ----------    -----------     ----------

                                               110,000      1,867,000     52,228,000      5,665,000
                                            ----------     ----------    -----------     ----------


EXPENSES:
  Costs of real estate sold                     35,000        240,000     45,830,000        247,000
  Operating expenses of real estate            (12,000)       431,000        235,000      1,215,000
  Depreciation of real estate                    -            342,000        246,000      1,026,000
  General and administrative                   223,000        245,000        817,000        749,000
  Interest                                       -            754,000        425,000      2,319,000
                                            ----------     ----------    -----------     ----------

                                               246,000      2,012,000     47,553,000      5,556,000
                                            ----------     ----------    -----------     ----------


Income (loss) before income taxes             (136,000)      (145,000)     4,675,000        109,000
Provision for (benefit from) income taxes      (65,000)       (56,000)     1,308,000         46,000
                                            ----------     ----------    -----------     ----------

NET INCOME (LOSS)                           $  (71,000)    $  (89,000)   $ 3,367,000     $   63,000
                                            ----------     ----------    -----------     ----------
                                            ----------     ----------    -----------     ----------


NET INCOME (LOSS) PER SHARE                    $ (0.05)       $ (0.06)       $  2.26        $  0.05
                                               -------        -------        -------        -------
                                               -------        -------        -------        -------


        See accompanying notes to consolidated financial statements.

                            MISSION WEST PROPERTIES
               Consolidated Statements of Cash Flows (Unaudited)



                                                                              Nine Months Ended
                                                                         ---------------------------
                                                                          August 31       August 31
                                                                            1997            1996
                                                                         -----------     -----------
Cash flows from operating activities:
  Net income                                                             $ 3,367,000     $   63,000
  Adjustments to reconcile net income to net cash provided by
   (used for) operating activities:
    Net gain on sales of real estate                                      (4,676,000)          -
    Depreciation                                                             252,000      1,033,000
    Tax effect of canceled stock options                                     (33,000)          -
    Changes in assets and liabilities:
      Decrease (increase) in net real estate investments                       2,000        (44,000)
      Decrease in other assets                                               801,000        117,000
      Increase (decrease) in income taxes payable                            265,000        (88,000)
      Decrease in accounts payable and accrued expenses                     (813,000)      (197,000)
                                                                         -----------    -----------

  Net cash provided by (used for) operating activities                      (835,000)       884,000
                                                                         -----------    -----------

Cash flows from investing activities:
  Net proceeds from sales of real estate                                  46,443,000           -
  Net maturities of short-term investments                                      -         1,405,000
                                                                         -----------    -----------

  Net cash provided by investing activities                               46,443,000      1,405,000
                                                                         -----------    -----------

Cash flows from financing activities:
  Repayments of notes payable                                            (30,753,000)      (985,000)
  Proceeds from stock options exercised                                      759,000         10,000
  Proceeds from sales of common stock                                        900,000           -
  Payment of cash dividends                                              (13,798,000)          -
                                                                         -----------    -----------

  Net cash used for financing activities                                 (42,892,000)      (975,000)
                                                                         -----------    -----------

Net increase in cash and cash equivalents                                  2,716,000      1,314,000

Cash and cash equivalents at beginning of period                           3,111,000        566,000
                                                                         -----------    -----------

Cash and cash equivalents at end of period                               $ 5,827,000    $ 1,880,000
                                                                         -----------    -----------
                                                                         -----------    -----------


        See accompanying notes to consolidated financial statements.

                            MISSION WEST PROPERTIES
            Notes to Consolidated Financial Statements (Unaudited)
                               August 31, 1997


NOTE 1 -- BASIS OF PRESENTATION

Mission West Properties (the "Company") has historically been engaged in developing, owning, operating, and selling income-producing real estate located principally in southern California. As discussed in Note 2 "Sale of Real Estate Investments/Sale of Common Stock" below, the Company completed the sale of its entire real estate portfolio during May 1997 and completed a sale of the remaining corporate entity through a stock transaction on September 2, 1997.

As of September 2, 1997, the Company is 80-percent owned by a group of private investors led by Berg & Berg Enterprises, Inc. of Cupertino, California. Prior to September 2, 1997, the Company was 44-percent owned by Alarmguard Holdings, Inc., who had merged on April 15, 1997 with the Company's previous 44-percent owner, Triton Group Ltd.

The accompanying consolidated financial statements (unaudited) have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and, therefore, do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. These financial statements have been prepared on a going concern basis assuming continuity of operations and the realization of assets and liquidation of liabilities in the ordinary course of business. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at financial statement date, and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

The operating results for the interim period are not necessarily indicative of the results to be expected for a full fiscal year or for any future periods. In the opinion of management, the information furnished herein reflects all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of results for the unaudited interim period.

NOTE 2 -- SALE OF REAL ESTATE INVESTMENTS/SALE OF COMMON STOCK
          PRO FORMA BALANCE SHEET AND DISCONTINUED OPERATIONS

On December 6, 1996, the Company entered into an agreement to sell all its real estate assets to Spieker Properties, L.P. ("Spieker"), a California limited partnership, for $50,500,000 in cash, subject to certain customary conditions. A special shareholder meeting was held December 16, 1996, at which the Company's shareholders approved the sale of the real estate assets to Spieker.

A majority of the sale transaction was completed January 22, 1997, at which time nine of the Company's 11 real estate properties were sold. The sale of the remaining two properties was completed May 6, 1997. The properties sold consisted of occupied office, light industrial, and R&D buildings and leaseholds, together with hangar and office buildings thereon, in San Diego and Riverside counties, California, and occupied industrial buildings and vacant land in Chandler, Arizona. The total building space sold approximated 815,000 square feet.

The Company received $47,500,000 in cash upon completing the sale of the first portion of the portfolio (nine properties), from which it repaid all debt encumbering the properties and paid the related transaction and closing costs, including $3,000,000 in "break-up" fees from previously terminated sales transactions. Upon completing the sale of the two remaining properties in May 1997, the Company received $3,000,000 in cash, from which the related transaction and closing costs were paid. The costs of real estate sold reflected in the statement of operations include the "break-up" fees as well as the Company's net investment in the underlying real estate sold and all other transaction and selling costs.

The Company declared and paid a special cash distribution of $9.00 per share to shareholders during February 1997. This distribution represented the available proceeds from the portion of the real estate portfolio that was sold in January 1997.

NOTE 2 (CONTINUED) -- SALE OF REAL ESTATE INVESTMENTS/SALE OF COMMON STOCK
                      PRO FORMA BALANCE SHEET AND DISCONTINUED OPERATIONS

The sale of the real estate portfolio resulted in a substantial gain for the Company. Following the sale of assets and the payment of the distribution to shareholders, only nominal assets remained in the Company and, therefore, the resulting corporate entity had virtually no revenue-generating or cash-generating capabilities.

On May 27, 1997, the Company entered into a Stock Purchase Agreement (the "Agreement") with a group of private investors led by Berg & Berg Enterprises, Inc. (collectively, the "Purchaser" or the "Berg Group") of Cupertino, California, pursuant to which the Company would sell 6,000,000 shares of newly issued common stock to the Purchaser for a purchase price of $900,000 in cash, or $0.15 per share. A special meeting of shareholders was held August 5, 1997, at which the shareholders approved the stock sale transaction.

This sale of common stock was completed September 2, 1997, at which time all officers and Directors resigned and the Berg Group became the controlling shareholder with an 80-percent ownership position in the Company. The Berg Group comprises privately held firms that have designed, developed, and leased office, R&D, and manufacturing buildings and complexes occupied by Silicon Valley technology companies since 1969. Currently, the Berg Group owns and operates more than 3,500,000 square feet of property. Per terms of the Agreement, the Company will pay a cash distribution of $3.30 per share to shareholders on October 21, 1997 for a total distribution of $5,059,000; the record date for this distribution was August 28, 1997.

The Pro Forma balance sheet has been prepared to show the effects that the stock sale and resulting change in Directors and officers would have had on the August 31, 1997 balance sheet, had that transaction occurred prior to the end of the third quarter. The effects reflected in the Pro Forma balance sheet consist of expenses and disbursements that arose upon the closing of the transaction and include the issuance of the common stock, investment advisor fees, former Director and officer severance and other payments, and the related tax effects thereof.

NOTE 3 -- CASH FLOW INFORMATION

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, money market funds, certificates of deposit, commercial paper, and obligations of the U.S. Treasury with an original maturity of 90 days or less. Cash paid during the nine months ended August 31 for interest was $411,000 in 1997 and $2,400,000 in 1996. Cash paid for income taxes during the nine-month periods was $546,000 in 1997 and $38,000 in 1996.

NOTE 4 -- NOTES PAYABLE

Notes payable comprise the following:

                                                                     August 31      November 30
                                                                        1997            1996
                                                                     ---------      -----------
Secured notes payable to banks, due 1998 through 2001, paid in
  full during first quarter fiscal year 1997                         $    -         $29,365,000
Secured note payable to insurance company, due April 1997, paid
  in full during January 1997                                             -           1,388,000
                                                                     ---------      -----------
                                                                     $    -         $30,753,000
                                                                     ---------      -----------
                                                                     ---------      -----------


NOTE 5 -- NET INCOME (LOSS) PER SHARE

Net income (loss) per share is based on 1,533,121 and 1,371,121 shares for the quarters ended August 31, and 1,489,369 and 1,370,336 for the nine months ended August 31, the weighted average number of shares outstanding during the periods presented for fiscal years 1997 and 1996, respectively. The effect of stock options is either not applicable or is not significant and such effect is not reflected in the per share computations.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this Form 10-Q may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("Reform Act"). The Company may also make forward-looking statements in other reports filed with the Securities and Exchange Commission, in materials delivered to shareholders and in press releases. In addition, the Company's representatives may from time to time make oral forward-looking statements. In accordance with the Reform Act, set forth below under "Liquidity and Capital Resources" are cautionary statements that accompany those forward-looking statements. Those cautionary statements identify certain important factors that could cause actual results to differ materially from those in the forward-looking statements and from historical trends.

RESULTS OF OPERATIONS:

THIRD QUARTER FISCAL 1997 COMPARED TO THIRD QUARTER FISCAL 1996

As discussed in Note 2, "Sale of Real Estate Investments/Sale of Common Stock," to the consolidated financial statements above, the Company sold a majority of its real estate assets in January 1997 and completed the sale of its entire real estate portfolio in May 1997, leaving the Company with no operating assets and minimal cash-generating ability. During the third quarter of fiscal 1997, the Company's shareholders approved a change in control of the Company, through a stock sale to a group of private investors completed on September 2, 1997. Additionally, in August 1997, the Board of Directors declared a special cash distribution of $3.30 per share that will be paid to shareholders on October 21, 1997 (record date of August 28, 1997) (the "October Distribution").

Results for the third quarter of fiscal 1997 reflect the fact that the Company had no operations, minimal other assets, and continued to incur overhead expenses to enable completion of the stock sale transaction. Expenses of approximately $65,000 were incurred during the quarter related to the pending stock sale. During the third quarter of the preceding year, the Company had continued to operate its real estate portfolio in the normal course, and had entered into an agreement for sale of the portfolio to a single purchaser (which was completed in fiscal 1997 with a different purchaser). During the third quarter of fiscal 1996, the Company incurred approximately $237,000 in costs associated with the sale of its real estate assets in January and May 1997.

The stock sale was effected in accordance with a May 27, 1997 agreement providing for the sale of 6,000,000 newly issued shares of Common Stock for $0.15 per share to a group of private investors led by Berg & Berg Enterprises, Inc. (the "Berg Group") of Cupertino, California. At a special meeting held on August 5, 1997, the Company's shareholders approved the stock sale. The stock sale was completed on September 2, 1997, subsequent to the end of the third quarter, at which time all current officers and directors of the Company resigned and were replaced by individuals recommended by the Berg Group's representative. Upon completion of the stock sale, the Berg Group owned approximately 79.6 percent of the outstanding shares of the Company.

FIRST NINE MONTHS FISCAL 1997 COMPARED TO FIRST NINE MONTHS FISCAL 1996

The sale of the Company's real estate portfolio in January and May 1997, discussed above, had a significant effect on the operations of the Company during fiscal year 1997. The sale of the real estate portfolio was in accordance with a December 1996 agreement with Spieker Properties, L.P. ("Spieker"), a California limited partnership, in which Spieker agreed to purchase all the Company's real estate assets for $50,500,000 in cash, subject to certain customary conditions. A special meeting of the Company's shareholders was held on December 16, 1996, at which the shareholders approved the sale. Most of the sale transaction was completed on January 22, 1997, at which time the Company sold nine of its eleven real estate properties. The sale of the remaining two properties was completed on May 6, 1997. All debt encumbering the properties and the related transaction and closing costs were paid from the sales proceeds. The properties sold consisted of occupied office, light industrial, and R&D buildings and leaseholds, together with hangar and office buildings thereon, in San Diego and Riverside Counties, California, and occupied industrial buildings and vacant land in Chandler, Arizona. The total building space sold approximated 815,000 square feet. Upon completing the sale of the nine properties during the first quarter of 1997, the Company received $47,500,000 in cash, from which it repaid all debt encumbering the properties (thus eliminating future interest expense) and paid related transaction and closing costs, including $3,000,000 in "break-up" fees from previously terminated sales transactions.

Upon completing the sale of the remaining two properties in May 1997, the Company received $3,000,000 cash, from which related transaction and closing costs also were paid.

FIRST NINE MONTHS FISCAL 1997 COMPARED TO FIRST NINE MONTHS FISCAL 1996 (CONTINUED)

The Company completed the sale of 6,000,000 newly issued shares of Common Stock on September 2, 1997 at $0.15 per share for $900,000. The Company declared and paid a special cash distribution of $9.00 per share to shareholders during February 1997 and declared the October Distribution in August 1997 for payment on October 21, 1997.

The sale of the real estate portfolio resulted in a gain of approximately $4,675,000 and, coupled with the cash distribution paid to shareholders, left the Company with no operating assets and minimal cash-generating ability. Results for the first nine months of fiscal 1997 reflect the effects of the sale: gain on sale of real estate (net of the "break-up" fees), significantly decreased revenues and expenses from operations of real estate, decreased interest expense, and an increase in general and administrative expenses (primarily) due to severance payments upon downsizing of corporate staff, and transaction costs associated with the sale of Common Stock).

CHANGES IN FINANCIAL CONDITION:

AUGUST 31, 1997 COMPARED TO NOVEMBER 30, 1996

Nearly all changes in the Company's financial position during the first nine months of fiscal year 1997 resulted from the sale of the Company's real estate portfolio. Proceeds from the sale of the property were used to pay all debt and a substantial portion of all other liabilities of the Company, as well as the special $9.00 per share distribution to shareholders in February 1997. In addition, the Board of Directors declared the October Distribution, which was reserved by the Company as of August 31, 1997.

In connection with the January 1997 sale of real estate, vesting was accelerated to permit the exercise of stock options for the purchase of 13,520 shares. During February 1997, all vested stock options, totaling 162,000 shares, also were exercised by option holders. Total exercise proceeds to the Company from all such option exercises were $759,000 and were recognized on a "net exercise" basis. Certain unvested options were canceled in March 1997.

The Company completed the sale of 6,000,000 newly issued shares of Common Stock subsequent to August 31, 1997 (see Note 2, "Sale of Real Estate Investments/Sale of Common Stock" to the consolidated financial statements above). The $900,000 purchase price was received on August 5, 1997, and was initially classified as a liability until completion of the sale.

LIQUIDITY AND CAPITAL RESOURCES:

During the first nine months of fiscal 1997, the Company generated cash from the sale of all of its real estate assets and used the proceeds from such sales to retire outstanding debt, fund ongoing operations, pay a special distribution to shareholders and pay tax liabilities. After payment of the October Distribution, only nominal assets will remain in the Company, which will have minimal or no revenue-generating or cash-generating capabilities.

The Company intends to raise capital with a view to maintaining the listing of the Common Stock on the American Stock Exchange ("AMEX") and the Pacific Exchange ("PSE") and enabling the Company to raise more capital for the direct and indirect acquisition of revenue-generating real estate and other assets. The Company may acquire such properties and other assets through direct purchases or the issuance of securities of the Company in exchange for such properties and assets or interests in existing businesses and entities that own such properties and assets. The Company may enter into such transactions with affiliates of Berg & Berg Enterprises, Inc. and Carl E. Berg, the Chief Executive Officer and a director of the Company, which own and operate more than 3,500,000 square feet of Santa Clara County, California properties. There can be no assurance that any such transactions will occur, however.

The Board of Directors has determined, subject to compliance with applicable laws and AMEX requirements, shareholder approval, and the satisfaction of customary conditions, that the Company should effect a 1 for 30 reverse split of the Common

Stock and sell up to 1,250,000 shares of Common Stock at $4.50 per share (post-split) in a private placement to sophisticated investors. The Board of Directors has determined that this price will be approximately equivalent on a post-reverse split basis to the $0.15 per share paid by the Berg Group for shares of Common Stock in September 1997. Moreover, the Board of Directors has determined that $4.50 is an appropriate price for all transactions involving Common Stock and Common Stock equivalents issued by the Company until such time as the Company has acquired revenue-generating properties and other assets, directly or indirectly, and has funds from real estate operations. The ownership interests in the Company held by existing shareholders will be reduced substantially by any of such transactions, any of which may be materially dilutive to all existing shareholders of the Company. If the Company does not raise additional capital or acquire revenue-generating real estate or other assets, the Company believes that the outstanding shares of Common Stock will cease to have value.

Forward-looking statements involve a number of risks and uncertainties. Some of the important factors that could cause actual results to differ materially from those in the forward-looking statements include the following:

  - Future transactions intended to raise capital for the Company and result in the Company's conduct of a new real estate business are subject to applicable California and federal laws, the regulations of stock exchanges or other markets on which the Common Stock is traded, real estate market conditions, stock market conditions, or other factors.

  - Following the October Distribution, the Common Stock will no longer meet the listing requirements of the AMEX and PSE. In the absence of appropriate actions by the Company, there is a risk, therefore, that the Common Stock will be delisted from such exchanges and there may no longer exist a trading market for the Common Stock.

  - If the Company does raise sufficient capital to maintain the AMEX and PSE listings of the Common Stock, but does not re-enter the real estate business during the next fiscal year, the Company may become subject to the Investment Company Act of 1940, as amended, which would entail substantially more regulation of the Company at significant additional expense.

  - At present, approximately 79.6 percent of the outstanding Common Stock is owned by members of the Berg Group. All such shares are subject to a Voting Rights Agreement obligating those shareholders to vote their shares in the manner recommended by Berg & Berg Enterprises, Inc. and Carl E. Berg, who as a result, should be viewed as possessing effective control of the Company. There can be no assurance that such control will be exercised to cause the occurrence of any transaction described in the forward-looking statements.

  - If the Company does re-enter the real estate business, there can be no assurance that the Company's operations will be profitable. There can be no assurance that the price of a share of Common Stock will increase as a result of the Company's acquisition of any real estate or other assets or its future revenue-generating activities, if any.

                                      EXHIBIT B

                                 AMENDED AND RESTATED

                              ARTICLES OF INCORPORATION

                                          OF

                               MISSION WEST PROPERTIES

ARTICLE 1.  The name of this corporation is "Mission West Properties."

ARTICLE 2. The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE 3. This corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock ("Common Stock") and Preferred Stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000) and the total number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000).


     The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this corporation is hereby authorized, within the limits and restrictions stated in these Amended and Restated Articles of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limits stated herein or in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series and the designation thereof, to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


     On the effective date of these Amended and Restated Articles of Incorporation, all outstanding shares of Common Stock held by each holder of record on such date shall be automatically combined at the rate of one-for-thirty without any further action on the part of the holders thereof or this corporation (the "Reverse Split"). No fractional shares shall be issued as a result of the Reverse Split unless such action would result in the cancellation of more than ten percent (10%) of the outstanding shares of Common Stock. This corporation will pay cash for all fractional shares in an amount equal to a price per share of Fifteen Cents ($0.15) prior to the combination.


ARTICLE 4. To the fullest extent permissible under the General Corporation Law of California, this corporation is authorized to issue debt securities convertible into other debt securities or into shares of the corporation within such time and upon the happening of one or more specified events and upon such terms and conditions as are fixed by the Board of Directors.


ARTICLE 5. The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under the laws of California.

     (a) Whether by bylaw, agreement or otherwise, the agents of this corporation may be provided indemnity by this corporation in excess of the indemnity expressly permitted by Section 317 of the California Corporations Code for those agents of this corporation for breach of duty to this corporation and its stockholders provided, however, that an agent may not be indemnified for any acts or omissions or transactions from which a director may not be relieved of liability pursuant to this Article or as to circumstances in which indemnity is expressly prohibited by Section 317 of the California Corporations Code.

     (b) As used in this Article the term "agents" includes any person who is or was a director, officer, employee or other agent of this corporation, or is or was serving at the request of this corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was the predecessor corporation of this corporation or of another enterprise at the request of such predecessor corporation.

                                   EXHIBIT C

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549
                                   -----------

                                    FORM 10-K


/X/ Annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended November 30, 1996, or

/ / Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from ________ to ________


                          Commission File Number 1-8383


                             MISSION WEST PROPERTIES


Incorporated in California       IRS Employer Identification Number:  95-2635431

Principal Executive Offices:                          Telephone:  (619) 450-3135
  6815 Flanders Drive, Suite 250
  San Diego, California  92121-3914




Securities registered pursuant to Section 12(b) of the Act:

          Title of Class                           Exchanges on Which Registered
------------------------------------               -----------------------------
Shares of common stock, no par value                  American Stock Exchange
                                                      Pacific Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:  None




Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days.                             Yes /X/    No / /

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K, or any amendment to the
Form 10-K.                                                                   /x/

The aggregate market value of voting stock held by nonaffiliates of the Registrant was $5,183,000 as of February 19, 1997.

The number of shares of the Registrant's common stock outstanding as of February 19, 1997, was 1,533,121.

Portions of Part III are incorporated by reference to the Registrant's definitive Proxy Statement for the 1997 annual meeting of shareholders.

                                     PART I


ITEM 1.  BUSINESS

GENERAL:

Mission West Properties (the "Company"), with corporate offices located in San Diego, California, is a California corporation that has been engaged in developing, owning, operating, and selling income-producing commercial real estate. Since completing its most recent development projects in 1991, the Company has been involved principally in owning and operating real estate projects.

The Company was formed in 1969 as Palomar Mortgage Investors, a California business trust. It operated as a real estate investment trust ("REIT") (as defined by the Internal Revenue Code), investing primarily in short- and intermediate-term construction and development loans secured by first trust deeds on real property. In 1974, the Company terminated new loan activity except to facilitate the sale of property acquired from borrowers through foreclosure or by deed in lieu of foreclosure and, in 1975, changed its name to Mission Investment Trust. In 1979, the Company terminated its status as a REIT and began to develop and market properties it owned. Since then, the Company has acquired, developed, and sold properties in southern California and Arizona in accordance with its business strategy. In 1982 the Company incorporated under its present name.

SALE OF REAL ESTATE PORTFOLIO:

In July 1996 the Company entered into an agreement to sell all its real estate assets; this agreement was subsequently terminated and replaced, and the subsequent agreement was also terminated and replaced. On December 6, 1996, the Company entered into an agreement to sell all the real estate assets to Spieker Properties, L.P. ("Spieker"), a California limited partnership, for $50,500,000 in cash, subject to certain conditions customary in a transaction of this type. A special shareholder meeting was held December 16, 1996, at which time the Company's shareholders approved the sale of the real estate assets to Spieker.

A majority of the sale transaction was completed January 22, 1997, at which time eight of the Company's ten operating properties and a vacant land parcel were sold (also see Note 2 to the consolidated financial statements). The remaining two operating properties are anticipated to be sold within 120 days after January 22, 1997. The properties sold consisted of occupied office, light industrial, and R&D buildings in San Diego and Riverside counties, California, and occupied industrial buildings and vacant land in Chandler, Arizona. The two remaining properties consist of leaseholds, together with hangar and office buildings thereon, comprising approximately 25 percent of the land at Palomar-McClellan Airport in San Diego county.

Upon completion of sale of the eight properties and land, the Company received $47,500,000 in cash, from which it repaid all debt encumbering the properties and paid a majority of the related transaction and closing costs, including $3,000,000 in "break-up" fees from the terminated sales transactions. In accordance with the sales agreement, $300,000 was withheld from the proceeds to allow for satisfaction of any post-closing breaches of representations and warranties made by the Seller. If no such breaches occur, the $300,000 will be released to the Company after 90 days. Also in accordance with the sales agreement, upon completion of sale of the two leasehold properties, the Company will receive $3,000,000 in cash, subject to an additional $300,000 representation and warranty holdback (for 90 days), from which it will pay related transaction costs.

On February 4, 1997, the Company declared that a special dividend of $9.00 per share would be paid on February 27, 1997 to all shareholders of record as of February 19, 1997. This dividend represents the currently available portion of the proceeds from the sale of the real estate assets. The significance of the sale of assets and the subsequent payment of dividend to shareholders is that only nominal assets will remain in the Company and, therefore, the resulting corporate entity has virtually no revenue-generating or cash-generating capabilities. The Board of Directors and management currently are reviewing available strategic alternatives for the remaining corporate entity. These alternatives include a possible business or asset acquisition or combination, a sale of the corporate entity, or outright liquidation.

There is no relationship between the Company and Spieker.

WHOLLY OWNED SUBSIDIARIES:

The Company has two wholly owned subsidiaries, MIT Realty, Inc. and Mission West Executive Aircraft Center, Inc. ("MWEAC"). MIT Realty, Inc. is an inactive entity; it has no signed contracts or commitments. MWEAC is an active subsidiary that owns and operates office buildings and aircraft hangars as part of a fixed-base operations center at the McClellan-Palomar Airport; management of this facility is provided by an independent contractor and the results of the operations of this subsidiary are included in the consolidated financial statements of the Company.

EMPLOYEES:

The Company had seven full-time employees as of November 30, 1996.

REAL ESTATE INVESTMENTS AND MARKETING:

At November 30, 1996, the Company had investments in ten real estate projects and one undeveloped parcel of land totaling $41,872,000, net of accumulated depreciation and allowance for estimated losses. The Company completed its most recent development projects in 1991 and, since that time, has principally focused on managing its real estate portfolio. Because the Company's property portfolio contained what management believed to be high-quality projects located in desirable markets, the Company historically had been successful in both leasing projects and effecting sales from time to time. Subsequent to November 30, 1996, the Company sold a majority of its real estate properties (see Part I -- Item 1 "Business -- Sale of Real Estate Portfolio" above). The Company's properties were substantially leased, with an average portfolio occupancy of 86 percent in fiscal year 1996, and had an aggregate positive cash flow.

GOVERNMENT REGULATIONS/ENVIRONMENTAL ISSUES:

The Company's rental properties were subject to various federal, state, and local regulations such as those addressed by the American Disabilities Act and local building codes. The Company believes that the properties were in substantial compliance with all applicable regulatory requirements through the date of sale (see Part I -- Item 1 "Business -- Sale of Real Estate Portfolio" above) and, therefore, no material costs are anticipated to correct noncompliance.


ITEM 2.  PROPERTIES

The Company had developed or acquired commercial properties located in southern California and Arizona. Each property was selected for its perceived potential to contribute value to the Company's real estate portfolio and ability to generate profit, typically upon sale. In the pursuit of enhancing property values and profits, the Company committed to a regular maintenance program and to providing superior property management services to its tenants.

During the year ended November 30, 1996, the Company's operating property portfolio was, on average, 86 percent leased. The rental rate for leases, exclusive of airport hangar space, in effect during the year ranged from $0.31 to $1.99 per square foot, net of concessions. The Company has negotiated each lease separately; typically, office building and airport lease rates are full-service, net of utilities, and industrial rates are triple net or modified gross. A majority of the leases contain provisions for annual cost-of-living or percentage increases. Lease terms average from one to five years, ranging up to ten years, with a few month-to-month tenancies. Cash flows from a property may vary from year to year depending on tenant turnover. Upon lease maturity, expenditures such as lease commissions, leasehold improvements, and suite refurbishments may occur.

The Company's real estate investments as of November 30, 1996, were as follows (sale of all properties except the two Airport Projects was completed January 22, 1997; see Part I -- Item 1 "Business -- Sale of Real Estate Portfolio" above):


                                                                   YEAR                FISCAL 1996   NUMBER OF
                                        NUMBER OF    AMOUNT    CONSTRUCTED/              AVERAGE     TENANTS AT
       DESCRIPTION AND LOCATION         BUILDINGS   INVESTED     ACQUIRED     SQ. FT.   OCCUPANCY     11/30/96
       ------------------------         ---------   --------   -----------    -------   ---------    ---------
 OFFICE PROJECTS:
   Two-story, Carlsbad, CA                  2      $7,667,000      1988        80,540      65%           8
   Three-story, San Diego, CA               1       7,680,000      1989        75,711      86%           16
   Two-story, Carlsbad, CA                  1       5,575,000      1991        52,696      100%          7
   Two-story, San Diego, CA                 1       4,120,000      1989        45,097      42%           4

 INDUSTRIAL/R&D PROJECTS:
   Manufacturing, Riverside, CA             1       5,944,000      1991       161,588      100%          1
   R&D, San Diego, CA                       4       6,340,000      1984        87,409      66%           8
   R&D, San Diego, CA                       4       6,652,000      1990        72,320      96%           7
   Light industrial, Chandler, AZ           2       3,750,000      1986        65,630      97%           16
   Industrial, Carlsbad, CA                 3       3,593,000      1991        44,574      96%           17

 AIRPORT PROJECTS:
   Hangar/office bldg., Carlsbad, CA        1       1,812,000      1990        43,116      78%           11
   Hangars/office bldg., Carlsbad, CA       3       3,113,000      1990        90,155      92%           54

 UNDEVELOPED LAND:
   Chandler, AZ                            N/A        461,000      1985          N/A       N/A          N/A



ITEM 3.  LEGAL PROCEEDINGS

The Company is party to certain legal proceedings in its ordinary course of business.

A civil action for an unspecified amount of damages relating to environmental contamination was filed in May 1995 by residents in Kennedy Heights and certain nearby residential developments located in the greater Houston, Texas, area. The suit was filed in the 281st District Court of Harris County in Houston, Texas. The Company and 50 other parties were named as defendants. The Company was dismissed from the action without prejudice in December 1995 and agreed at that time to a tolling of the statute of limitations through December 11, 1997.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of the Company's security holders during the quarter ended November 30, 1996. A proposal for sale of all the Company's real estate assets was put to a vote of security holders on December 16, 1996 (see
Part I -- Item 1 "Business -- Sale of Real Estate Portfolio" above); the sale was approved by approximately 88 percent.

                                     PART II


ITEM 5. MARKET FOR THE REGISTRANT'S SHARES OF COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Common Stock of the Company is traded on the American and Pacific Stock Exchanges under the symbol MSW. The following are the high and low sales prices, by quarter, of the Registrant's shares for the two most recent fiscal years.

                                1996                  1995
                          ----------------       ------------------
                           High       Low        High         Low
                          ------     -----       -----       ------

          1st Quarter     5 3/8      4 5/8       7 1/4       5 1/4
          2nd Quarter       7        4 5/8       5 3/4       5 1/4
          3rd Quarter     8 1/4      6 1/4       5 5/8       4 7/8
          4th Quarter     9 3/4      7 1/8       5 1/2         5


As of February 19, 1997, the approximate number of holders of record of the Company's stock was 475. The Company paid no dividends during fiscal 1996 or 1995. Certain banks, through their debt agreements, had restricted the Company from paying cash dividends to shareholders; these notes payable were repaid in full upon completion of the sale of real estate in January 1997. On February 4, 1997, the Company declared a special dividend of $9.00 per share to be paid February 27, 1997 (see Part I -- Item 1 "Business -- Sale of Real Estate Portfolio" above).


ITEM 6.  SELECTED CONSOLIDATED FINANCIAL DATA

Selected consolidated financial data is derived from the audited financial statements and notes thereto (see Part II -- Item 8 "Consolidated Financial Statements and Supplementary Data" below) and is as follows (in thousands, except per share data):


                                                            Years Ended November 30
                                      -------------------------------------------------------------------
                                       1996           1995           1994           1993           1992
                                      -------        -------        -------        -------        -------
Results of Operations:
  Revenues                            $ 7,526        $ 7,926        $ 9,297        $ 7,142        $ 7,297
  Net Income (Loss)                        35             52         (1,943)        (1,065)          (824)
  Net Income (Loss) per Share            0.02           0.04          (1.32)         (0.73)         (0.56)

Financial Condition:
  Total Assets                        $46,324        $47,570        $50,963        $56,236        $59,731
  Notes Payable                        30,753         31,967         34,382         35,938         38,229
  Shareholders' Equity per Share        10.34          10.33          10.02          11.27          12.04
  Cash Dividends Declared per Share      0.00           0.00           0.00           0.05           0.35
  Average Shares Outstanding            1,458          1,393          1,469          1,469          1,469


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

FISCAL 1996 COMPARED WITH FISCAL 1995:

During fiscal year 1996, the Company continued to focus operating efforts on managing its real estate portfolio of ten operating projects; no properties were sold and no development occurred during the year. In addition to managing the portfolio, the Company entered into an agreement to sell the portfolio in July 1996. This agreement was subsequently replaced, with a majority of the real estate being sold in January 1997 (see Part I -- Item 1 "Business -- Sale of Real Estate Portfolio" above).

During 1996 occupancy levels remained fairly stable, averaging 86 percent for the portfolio, compared to 87 percent in fiscal 1995. Compared to fiscal 1995, the Company's rental revenues from real estate decreased $81,000, or one percent, in 1996; the related operating expenses of real estate decreased $140,000, or eight percent. The decrease in rental revenue primarily resulted from the decrease in occupancy. The net decrease in operating expenses resulted from decreases in building repairs/reconditioning and property taxes that were offset by general increases in operating costs.

Sales of real estate decreased $287,000 between years, primarily the result of an unimproved parcel of land sold in 1995. The related costs of real estate sold in fiscal 1995 consist primarily of the land sale, while 1996 costs primarily consist of expenses associated with the agreements to sell the entire portfolio that were not consummated (costs associated with the sale completed in January 1997 will be recorded as a cost of sale at that time).

Interest expense decreased $390,000 between years as a result of decreases in outstanding notes payable and in prime lending rates (prime rates averaged 8.3 percent during fiscal 1996 compared to 8.8 percent during fiscal 1995).

FISCAL 1995 COMPARED WITH FISCAL 1994:

During fiscal year 1995, the Company did not engage in development activity and sold no rental properties; the Company sold one parcel of undeveloped land. The Company continued to focus operating efforts on managing its real estate portfolio of ten operating projects. During 1995 occupancy levels averaged 87 percent for the portfolio, compared to 84 percent in fiscal 1994. A $5,200,000 adjustment recorded in fiscal 1994 affected results of operations for fiscal 1995 in numerous areas, as discussed below.

Compared to fiscal 1994, the Company's rental revenues from real estate increased $509,000, or eight percent, in 1995; the related operating expenses of real estate decreased $208,000, or ten percent. The increase in rental revenue primarily resulted from effects of a $5,200,000 adjustment recorded during the fourth quarter of fiscal 1994 to real estate investments and other assets (reduced amortization of certain charges against rental revenue in 1995). The net decrease in operating expenses resulted from several factors. Increases in building repairs/reconditioning (successful leasing activity) and property taxes in Arizona were offset by decreases in bad debt expense (including $115,000 in recovery of prior bad debts), lease commission amortization (additional effect of the 1994 adjustment), refunds of prior year property taxes (successful assessment appeals), and general cost containment. Depreciation of real estate decreased $120,000 between years due to effects of the 1994 adjustment.

Sales of real estate decreased a net $1,696,000 between years. Litigation was settled during fiscal 1994 related to property sold in 1986, resulting in $1,500,000 of nonrecurring revenue in fiscal 1994. During fiscal 1995, a parcel of unimproved land was sold for $225,000. The related costs of real estate sold in fiscal 1994 consist of legal fees and distributions in accordance with the Company's Management Incentive Plan and in fiscal 1995 consist of the land sold and various related selling costs.

Due to reimbursements from tenants for interior leasehold improvements in excess of a standard allowance that were recorded in fiscal 1994 but not repeated in fiscal 1995, other revenues decreased $184,000 between 1994 and 1995.

During fiscal 1995, general and administrative expenses decreased $255,000 due to cost control and elimination of outside consultant fees recorded in fiscal 1994. Interest expense increased $347,000 between years as a result of increases in prime lending rates, offset by a $2,415,000 reduction in notes payable. Prime rates averaged 8.8 percent during fiscal 1995 compared to 6.9 percent during fiscal 1994.

As discussed in Note 4 to the Consolidated Financial Statements, the Company adopted SFAS No. 109 effective December 1, 1993. This required change in accounting for income taxes resulted in a $440,000 cumulative effect, directly contributing net income for fiscal 1994 that was not repeated in fiscal 1995.


CHANGES IN FINANCIAL POSITION

NOVEMBER 30, 1996 COMPARED WITH NOVEMBER 30, 1995:



During fiscal year 1996, the Company's cash and investments position increased a net $17,000. Cash inflow from operations was offset by scheduled debt amortizations of $964,000, a $250,000 payoff of note payable upon maturity, normal interest expense, lease commissions payments, and payment of certain costs related to the portfolio sale. The $1,312,000 decrease in real estate investments during fiscal 1996 resulted primarily from normal depreciation.

During fiscal 1996, the Company negotiated renewals of 40 percent of its debt portfolio, extending maturities until 2001. One unsecured loan in the amount of $250,000 was paid in full during 1996 upon its maturity.


LIQUIDITY AND CAPITAL RESOURCES

As discussed in Part I -- Item 1 "Business -- Sale of Real Estate Portfolio" above and in Note 2 "Subsequent Event -- Sale of Real Estate Investments" to the consolidated financial statements below, the Company entered into an agreement to sell its entire real estate portfolio and a majority of that sale was completed in January 1997. Additionally, a special dividend to shareholders of $9.00 per share was declared in February 1997; this dividend represented the currently available portion of the net proceeds from the sale of the assets. Sale of the remainder of the portfolio is scheduled to be completed within 120 days after January 22, 1997 and payment of an additional special dividend to shareholders will be considered at that time.

The significance of the sale of assets and the subsequent payment of dividend(s) to shareholders is that only nominal assets will remain in the Company and, therefore, the resulting corporate entity has virtually no revenue-generating or cash-generating capabilities. The Board of Directors and management currently are reviewing available strategic alternatives for the remaining corporate entity. These alternatives include a possible business or asset acquisition or combination, a sale of the corporate entity, or outright liquidation.

Upon the January 1997 sale, reductions in general and administrative ("G&A") expenses of approximately $10,000 per month were made. Other G&A expenses of approximately $78,000 per month will continue until the remainder of the real estate is sold and until the future course of the Company is determined. These two items are anticipated to be achieved by the third quarter of fiscal 1997. Funding of future G&A expenses and any other items that arise will occur from current cash on hand.

IMPACT OF RECESSION ON OPERATIONS

Due to the sale of essentially all the Company's assets (see Part I -- Item 1 "Business -- Sale of Real Estate Portfolio" above), an impact from recession on the Company's operations or financial condition is not considered likely.

IMPACT OF INFLATION AND CHANGING PRICES ON OPERATIONS

Due to the sale of essentially all the Company's assets (see Part I -- Item 1 "Business -- Sale of Real Estate Portfolio" above), an impact from inflation or changing prices on the Company's operations or financial condition is not considered likely.


ITEM 8.  CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES:            Page
                                                                            ----

   Report of Independent Accountants                                           8
   Consolidated Balance Sheets (including Pro Forma Balance Sheet)             9
   Consolidated Statements of Operations                                      10
   Consolidated Statements of Cash Flows                                      11
   Consolidated Statements of Shareholders' Equity                            12
   Notes to Consolidated Financial Statements                            13 - 17

   Schedule XI -- Real Estate and Accumulated Depreciation                    18

   (All other schedules are omitted because they are not applicable or the required information is presented in the financial statements or notes thereto.)


                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of Mission West Properties

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Mission West Properties and its subsidiaries (the "Company") at November 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

On January 22, 1997, the Company sold a majority of its real estate assets pursuant to an agreement, as more fully described in Note 2 to the consolidated financial statements. The pro forma balance sheet reflects the effect of this sale on the Company's financial condition at November 30, 1996, had the sale occurred at that date.

As discussed in Note 4, during fiscal year 1994 the Company changed its method of accounting for income taxes.



PRICE WATERHOUSE LLP
San Diego, California
February 11, 1997


                                                       MISSION WEST PROPERTIES
                                                     Consolidated Balance Sheets
                                                           At November 30


                                                                     PRO FORMA
ASSETS:                                                               (NOTE 2)         1996           1995
                                                                    -------------  -------------  -------------
Cash and cash equivalents                                           $  2,390,000   $  3,111,000   $    566,000
Short-term investments, held-to-maturity                                   -              -          2,528,000

Real estate investments (held-for-sale):
 Rental properties, less accumulated depreciation                      3,726,000     45,824,000     47,136,000
   of $10,422,000 in 1996 and $9,054,000 in 1995
   ($44,455,000 pledged in 1996; $45,729,000 in 1995)
 Unimproved land ($461,000 pledged in 1996 and 1995)                       -            461,000        461,000
                                                                    -------------  -------------  -------------

                                                                       3,726,000     46,285,000     47,597,000
 Less allowance for estimated losses                                    (654,000)    (4,413,000)    (4,413,000)
                                                                    -------------  -------------  -------------

    Net real estate investments                                        3,072,000     41,872,000     43,184,000

Other assets, less allowances of $360,000 in 1996 and
 $541,000 in 1995 and accumulated depreciation of
 $321,000 in 1996 and $312,000 in 1995                                   585,000      1,341,000      1,292,000
                                                                    -------------  -------------  -------------

                                                                    $  6,047,000   $ 46,324,000   $ 47,570,000
                                                                    -------------  -------------  -------------
                                                                    -------------  -------------  -------------


LIABILITIES AND SHAREHOLDERS' EQUITY:

Notes payable                                                       $      -       $ 30,753,000   $ 31,967,000
Accounts payable and accrued expenses                                  2,315,000      1,389,000      1,466,000
                                                                    -------------  -------------  -------------

    Total liabilities                                                  2,315,000     32,142,000     33,433,000
                                                                    -------------  -------------  -------------

Commitments and contingencies (Note 7)
Shareholders' equity:
 Common stock, no par value, 10,000,000 shares
   authorized, 1,371,121 shares issued and outstanding
   (1,368,721 in 1995)                                                20,215,000     19,456,000     19,446,000
 Accumulated deficit                                                 (16,483,000)    (5,274,000)    (5,309,000)
                                                                    -------------  -------------  -------------

    Total shareholders' equity                                         3,732,000     14,182,000     14,137,000
                                                                    -------------  -------------  -------------

                                                                    $  6,047,000   $ 46,324,000   $ 47,570,000
                                                                    -------------  -------------  -------------
                                                                    -------------  -------------  -------------



                    See accompanying notes to consolidated financial statements.


                                             MISSION WEST PROPERTIES
                                        Consolidated Statements of Operations
                                       (Discontinued Operations -- See Note 2)
                                               Years Ended November 30



                                                                               1996           1995           1994
                                                                          -----------    -----------    -----------
REVENUES:
  Rental revenues from real estate                                        $ 7,065,000    $ 7,146,000    $ 6,637,000
  Sales of real estate                                                        113,000        400,000      2,096,000
  Other, including interest                                                   348,000        380,000        564,000
                                                                          -----------    -----------    -----------
                                                                            7,526,000      7,926,000      9,297,000
                                                                          -----------    -----------    -----------


EXPENSES:
  Operating expenses of real estate                                         1,643,000      1,783,000      1,991,000
  Depreciation of real estate                                               1,369,000      1,352,000      1,472,000
  Costs of real estate sold                                                   419,000        324,000        229,000
  Provision for estimated losses on real estate                                 -              -          5,200,000
  General and administrative                                                  991,000        945,000      1,200,000
  Interest                                                                  3,045,000      3,435,000      3,088,000
                                                                          -----------    -----------    -----------

                                                                            7,467,000      7,839,000     13,180,000
                                                                          -----------    -----------    -----------
Income (loss) before income taxes and cumulative effect of
  change in accounting                                                         59,000         87,000     (3,883,000)
Provision for (benefit from) income taxes                                      24,000         35,000     (1,500,000)
                                                                          -----------    -----------    -----------

Income (loss) before cumulative effect of change in accounting                 35,000         52,000     (2,383,000)
Cumulative effect of change in accounting for income taxes                      -              -            440,000
                                                                          -----------    -----------    -----------

NET INCOME (LOSS)                                                        $     35,000   $     52,000    $(1,943,000)
                                                                          -----------    -----------    -----------
                                                                          -----------    -----------    -----------



PER SHARE:
  Income (loss) before cumulative effect of change in accounting               $ 0.02         $ 0.04         $(1.62)
  Cumulative effect of change in accounting for income taxes                      -              -             0.30
                                                                          -----------    -----------    -----------

  Net income (loss) per share                                                  $ 0.02         $ 0.04         $(1.32)
                                                                          -----------    -----------    -----------
                                                                          -----------    -----------    -----------













                    See accompanying notes to consolidated financial statements.


                                             MISSION WEST PROPERTIES
                                     Consolidated Statements of Cash Flows
                                             Years Ended November 30



                                                                              1996           1995           1994
                                                                          -----------    -----------    -----------
Cash flows from operating activities:
  Net income (loss)                                                       $    35,000    $    52,000    $(1,943,000)
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
      Provision for estimated losses on real estate                             -              -          5,200,000
      Depreciation                                                          1,379,000      1,360,000      1,479,000
      Cumulative effect of change in accounting for income
        taxes                                                                   -              -           (440,000)
      Deferred income taxes                                                    35,000        102,000     (1,784,000)
      Compensation expense of stock options                                     -              -             82,000
      Changes in assets and liabilities:
        Decrease (increase) in net real estate investments                    (57,000)        28,000       (673,000)
        Decrease (increase) in other assets                                   (94,000)      (549,000)       361,000
        Increase (decrease) in accounts payable and accrued
         expenses                                                             (77,000)      (395,000)       168,000
                                                                          -----------    -----------    -----------

  Net cash provided by operating activities                                 1,221,000        598,000      2,450,000
                                                                          -----------    -----------    -----------

Cash flows from investing activities:
  Net maturities of short-term investments                                  2,528,000        191,000        492,000
                                                                          -----------    -----------    -----------

Cash flows from financing activities:
  Repayments on notes payable                                              (1,214,000)    (2,415,000)    (1,556,000)
  Proceeds from issuance of Common Stock upon option exercise                  10,000          -              -
                                                                          -----------    -----------    -----------

  Net cash used for financing activities                                   (1,204,000)    (2,415,000)    (1,556,000)
                                                                          -----------    -----------    -----------

Net increase (decrease) in cash and cash equivalents                        2,545,000     (1,626,000)     1,386,000

Cash and cash equivalents at beginning of year                                566,000      2,192,000        806,000
                                                                          -----------    -----------    -----------

Cash and cash equivalents at end of year                                  $ 3,111,000    $   566,000    $ 2,192,000
                                                                          -----------    -----------    -----------
                                                                          -----------    -----------    -----------
















                    See accompanying notes to consolidated financial statements.


                                             MISSION WEST PROPERTIES
                                  Consolidated Statements of Shareholders' Equity
                                   Years Ended November 30, 1996, 1995 and 1994



                                                                            Common       Accumulated
                                                                             Stock         Deficit          Total
                                                                          -----------    -----------    -----------

Balance at November 30, 1993                                              $19,966,000    $(3,418,000)   $16,548,000
  Grant of 125,000 nonqualified stock options, net                            115,000          -            115,000
  Net loss for 1994                                                             -         (1,943,000)    (1,943,000)
                                                                          -----------    -----------    -----------

Balance at November 30, 1994                                               20,081,000     (5,361,000)    14,720,000
  Redemption and retirement of 100,000 shares                                (635,000)         -           (635,000)
  Net income for 1995                                                           -             52,000         52,000
                                                                          -----------    -----------    -----------

Balance at November 30, 1995                                               19,446,000     (5,309,000)    14,137,000
  Issuance of Common Stock upon option exercise                                10,000          -             10,000
  Net income for 1996                                                           -             35,000         35,000
                                                                          -----------    -----------    -----------

Balance at November 30, 1996                                              $19,456,000    $(5,274,000)   $14,182,000
                                                                          -----------    -----------    -----------
                                                                          -----------    -----------    -----------































                    See accompanying notes to consolidated financial statements.

                             MISSION WEST PROPERTIES
                   Notes to Consolidated Financial Statements
                                November 30, 1996



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL POLICIES: Mission West Properties (the "Company") has been engaged in developing, owning, operating, and selling income-producing real estate located principally in southern California. As discussed in Note 2 "Subsequent Event -- Sale of Real Estate Investments" below, the Company entered into an agreement to sell its entire real estate portfolio and a majority of that sale was completed in January 1997. The Company is 49 percent owned by Triton Group Ltd. ("Triton").

The accompanying financial statements consolidate the accounts of the Company and its wholly owned subsidiaries. All transactions between the Company and its subsidiaries have been eliminated.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at financial statement date, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REAL ESTATE: The Company's real estate investments are carried at cost; an allowance for estimated losses is provided for other than temporary declines in value based on the Directors' and management's periodic evaluation of those investments. This evaluation considers recent appraised values, market conditions, and the Company's investment strategies.

Although adoption is not required until its fiscal year 1997, the Company has assessed the impact of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Based on the selling price of the real estate assets (see Note 2 "Subsequent Event -- Sale of Real Estate Investments" below), the Company does not believe there has been an impairment of the assets that would have an adverse impact on its financial position or results of operation.

Revenues from sales of real estate are reported at the time of sale or when certain financial criteria are met.

DEPRECIATION: Depreciation on rental properties is computed using the straight-line method over the estimated useful lives of the assets, generally ten to 30 years.

INCOME TAXES: Income taxes are accounted for in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are provided for all temporary differences and operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NET INCOME (LOSS) PER SHARE: Net income (loss) per share of common stock is based on 1,457,551 shares in fiscal year 1996 and 1,393,105 and 1,468,721 shares
in fiscal years 1995 and 1994, respectively.   The shares for 1996 include the
weighted average shares outstanding for the year as well as the dilutive effect of common stock equivalents, which consist of shares subject to stock options. The effect of stock options is either immaterial or antidilutive for fiscal years 1995 and 1994; therefore, only the weighted average shares outstanding are used in those per share computations.

CASH AND CASH EQUIVALENTS: Cash and cash equivalents includes cash on hand, money market funds, U.S. Treasury Bills, and certificates of deposit with an original maturity of 90 days or less. Short-term investments include U.S. Treasury Bills and certificates of deposit.

FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying amounts of the Company's financial instruments as presented are reasonable estimates of those instruments' fair values.

CONCENTRATIONS OF CREDIT RISK: Credit risk is primarily concentrated in cash equivalents, short-term investments, and rent receivables. Cash in excess of operating requirements is invested in U.S. Treasury securities or with federally insured institutions in short-term certificates of deposit; amounts invested with a single institution are limited to minimize risk. The Company's primary operations have consisted of leasing commercial space to small and medium-sized tenants, primarily in southern California. To reduce credit risk, the Company obtains and holds security deposits from a majority of tenants and performs ongoing credit evaluations of all major tenants' financial conditions.

SHORT-TERM INVESTMENTS: Investments are accounted for in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires that investments be classified as either held-to-maturity, trading, or available-for-sale. Held-to-maturity investments are carried at amortized costs; unrealized gains and losses are included in earnings for trading investments and are recorded directly to shareholders' equity for available-for-sale investments. Management determines the classification of investments at the time of purchase; the Company's short-term investments are classified as held-to-maturity and are carried at amortized cost, which approximates fair value.

NOTE 2 -  SUBSEQUENT EVENT -- SALE OF REAL ESTATE INVESTMENTS
          PRO FORMA BALANCE SHEET AND DISCONTINUED OPERATIONS

The Pro Forma balance sheet has been prepared to show the effects that two subsequent events, a sale of the Company's real estate assets and payment of a special dividend (as discussed below), would have had on the November 30, 1996 balance sheet. Effects reflected in the Pro Forma balance sheet include cash proceeds from the sale of nine properties, repayment of debt, gain on the sale, related income tax liability, and payment of the special dividend.

During July 1996 the Company entered into an agreement to sell all its real estate assets; this agreement was subsequently terminated and replaced, and the subsequent agreement was also terminated and replaced. On December 6, 1996, the Company entered into an agreement to sell all its real estate assets to Spieker Properties, L.P. ("Spieker"), a California limited partnership, for $50,500,000 in cash, subject to certain conditions customary in a transaction of this type. A special shareholder meeting was held December 16, 1996, at which time the Company's shareholders approved the sale of the real estate assets to Spieker.

A majority of the sale transaction was completed January 22, 1997, at which time nine of the Company's 11 real estate properties were sold. The remaining two properties are anticipated to close within 120 days after January 22, 1997. The nine properties sold consisted of occupied office, light industrial, and R&D buildings in San Diego and Riverside counties, California, and occupied industrial buildings and vacant land in Chandler, Arizona. The total building space sold approximated 685,000 square feet. The two remaining properties consist of leaseholds, together with hangar and office buildings thereon, comprising approximately 25 percent of the land at Palomar-McClellan Airport in San Diego county, California.

Upon completion of sale of the nine properties, the Company received $47,500,000 in cash, from which it repaid all debt encumbering the properties and paid a majority of the related transaction and closing costs, including $3,000,000 in "break-up" fees from the terminated sales transactions. In accordance with the sales agreement, $300,000 was withheld from the proceeds to allow for satisfaction of any post-closing breaches of representations and warranties made by the Seller. If no such breaches occur, the $300,000 will be released to the Company after 90 days. Also in accordance with the sales agreement, upon completion of sale of the two leasehold properties, the Company will receive $3,000,000 in cash, subject to an additional $300,000 representation and warranty holdback (for 90 days), from which it will pay related transaction costs.

The sale of the real estate results in a substantial gain for the Company. This sale will be recorded upon its completion in fiscal year 1997. The significance of the sale of assets and the subsequent payment of dividend(s) to shareholders is that only nominal assets will remain in the Company and, therefore, the resulting corporate entity has virtually no revenue-generating or cash-generating capabilities.

On February 4, 1997, the Company declared that a special dividend of $9.00 per share would be paid on February 27, 1997 to all shareholders of record as of February 19, 1997. This dividend represents the currently available portion of the proceeds from the sale of the real estate assets.

NOTE 3 - NOTES PAYABLE

                                                                                       November 30
                                                                               --------------------------
Notes payable comprise the following:                                              1996           1995
                                                                               -----------    -----------
Secured notes payable to banks, due 1998 through 2001, interest rates          $29,365,000    $30,218,000
 ranging from 9% (fixed) to 9.75% (prime plus 1.5%), principal and interest due in monthly installments of $290,000, balance of principal due at maturity
Unsecured note payable to bank, due 1996, interest rate of 9.75% (prime              -            250,000
 plus 1.5%), interest only due monthly, principal due at maturity
Secured note payable to insurance company, due 1997, interest rate of
 10%, principal and interest due in monthly installments of $21,000              1,388,000      1,499,000
                                                                               -----------    -----------

                                                                               $30,753,000    $31,967,000
                                                                               -----------    -----------
                                                                               -----------    -----------


Aggregate principal payments required on the notes payable at November 30, 1996, are $2,230,000, $16,760,000, $298,000, $298,000, and $11,167,000 for the years
1997 through 2001. Certain of the notes payable contain financial covenants such as debt service coverage and maximum debt-to-worth ratios. Additional covenants restrict the Company from paying cash dividends and other provisions specify that a change in majority voting power of the Company's stock, either by transfer or the issuance of additional voting securities, is an event of default. All notes payable were repaid in full upon the sale of a majority of the Company's real estate assets in January 1997 (see Note 2 "Subsequent
Event -- Sale of Real Estate Investments" above).


NOTE 4 - INCOME TAXES


                                                                                       November 30
                                                                               --------------------------
Deferred tax assets (liabilities) comprise the following:                          1996           1995
                                                                               -----------    -----------
Basis of depreciable assets                                                    $   497,000    $   500,000
Other                                                                              283,000        324,000
                                                                               -----------    -----------

   Deferred tax assets                                                             780,000        824,000
                                                                               -----------    -----------

Deferred rental revenue                                                            (39,000)       (21,000)
Other                                                                              (86,000)       (75,000)
                                                                               -----------    -----------

   Deferred tax liabilities                                                       (125,000)       (96,000)
                                                                               -----------    -----------

                                                                                   655,000        728,000
Deferred tax asset valuation allowance                                            (188,000)      (226,000)
                                                                               -----------    -----------

                                                                               $   467,000    $   502,000
                                                                               -----------    -----------
                                                                               -----------    -----------




The provision for (benefit from) income taxes reconciles                       Years Ended November 30
                                                                      ---------------------------------------
to the statutory rate as follows:                                       1996            1995           1994
                                                                      --------        --------       --------
Statutory federal tax rate                                              34.0%           34.0%         (34.0)%
Increase (decrease) in taxes resulting from:
 Change in deferred tax asset valuation allowance                      (64.2)           (7.1)           5.3
 Alternative minimum taxes                                              60.9             -              -
 State income tax, net of federal tax benefit                            6.1            10.6           (7.6)
 Other                                                                   3.9             2.7           (2.3)
                                                                        ----            ----          ------

                                                                        40.7%           40.2%         (38.6)%
                                                                        ----            ----          ------
                                                                        ----            ----          ------


The provision for (benefit from) income taxes comprises              Years Ended November 30
the following:                                             ------------------------------------------
                                                               1996           1995           1994
                                                           -----------    ------------   ------------
CURRENT
   Federal                                                 $   (21,000)   $   (81,000)   $   696,000
   State                                                        10,000         14,000         83,000
                                                           ------------   ------------   ------------

                                                               (11,000)       (67,000)       779,000
                                                           ------------   ------------   ------------
DEFERRED
   Federal                                                      35,000        102,000     (1,916,000)
   State                                                         -              -           (363,000)
                                                           ------------   ------------   ------------

                                                                35,000        102,000     (2,279,000)
                                                           ------------   ------------   ------------

                                                          $     24,000   $     35,000    $(1,500,000)
                                                          ------------   ------------    ------------
                                                          ------------   ------------    ------------


The Company adopted SFAS No. 109 effective December 1, 1993. This accounting statement requires recognition of deferred tax assets and liabilities for differences between the financial statement carrying amounts and the tax basis of assets and liabilities, at anticipated tax rates. The cumulative effect of this change in the method of accounting for income taxes resulted in a $440,000 decrease in the net loss for fiscal year 1994. As of November 30, 1996, the Company's net deferred tax asset is included in other assets.

The provision for (benefit from) income taxes reflects temporary differences in the recognition of revenue and expense for tax and financial reporting purposes. These temporary differences primarily arise from the recognition of rental revenue from real estate, recognition of accrued expenses, capitalized interest, and a different depreciable basis for tax than for financial reporting purposes. The Company carries back federal net operating losses to prior years for refunds and carries forward state net operating losses to be applied against future operating income, if any.

Due to the uncertainty of realizing the benefit of certain deferred tax assets, including state loss carryforwards, a valuation allowance was established in fiscal year 1994. The net decrease in the valuation allowance during fiscal year 1996 was due to changes in the state loss carryforward amount.


NOTE 5 - SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid during the fiscal year for interest was $3,106,000, $3,566,000, and $3,102,000 in 1996, 1995, and 1994, respectively. The Company received an income tax refund, net of payments, of $17,000 in fiscal year 1996 and paid income taxes, net of refunds, of $258,000 and $145,000 in fiscal years 1995 and 1994, respectively.

During the first quarter of fiscal year 1995, in a noncash transaction, the Company reacquired and retired 100,000 shares of its common stock. This transaction was effected by a transfer of 100,000 shares of the Company's stock from Triton to an affiliated tenant, at which point Triton's investment in the Company decreased to 49 percent, and an exchange of the 100,000 shares from the affiliated tenant to the Company for real estate assets, consisting of certain tenant improvements, and a modification of lease terms, consisting of an extension of maturity and a reduction in rent.


NOTE 6 - STOCK OPTIONS AND STOCK PURCHASE PLAN

The Company has a Director Stock Option Plan and an Incentive Stock Option Plan under which non-salaried directors and officers, respectively, may purchase shares of the Company's stock at a minimum option price based on market value at the date of grant. Options granted under the plans become exercisable ratably
over five years and expire after a period not to exceed ten years.   At November
30, 1996, 150,000 and 200,000 shares were authorized under each plan, of which 131,600 and 163,600 were available for grant and 26,400 and 49,080 were exercisable under the Director Stock Option Plan and the

Incentive Stock Option Plan, respectively. Provisions of the Plans accelerate vesting of all unvested options upon the sale of a majority of the Company's real estate assets (see Note 2 "Subsequent Event -- Sale of Real Estate Investments" above); such unvested shares at November 30, 1996 totaled 13,520.

Activity in these plans comprises the
following:                                        Years Ended November 30
                                                ----------------------------
                                                  1996      1995      1994
                                                --------  -------   --------

Beginning share balance                         100,000   106,400   156,200
 Exercised ($4.125 per share)                    (2,400)    -         -
 Canceled ($10.125 per share in 1996)            (8,600)   (6,400)   (49,800)
                                                --------  -------   --------

Ending share balance ($3.25 to $9.75 per share)  89,000   100,000   106,400
                                                --------  -------   --------
                                                --------  -------   --------

Effective July 1, 1994, the Company granted nonqualified options to purchase 125,000 shares of its Common stock to a key executive. The exercise price of the options is $3.00 per share and the options expire ten years from the date of grant. Options to purchase 73,000 shares of the grant vested immediately; the remainder of the options become exercisable if specific financial milestones occur.

SFAS No. 123, "Accounting for Stock-Based Compensation," issued in October 1995, will require adoption during the Company's fiscal year 1997. The impact of adoption is considered to be minimal since no options have been granted in recent years.


The Company has a Stock Purchase Plan for which all directors and employees are eligible. Under terms of the plan, each eligible participant may contribute up to $3,000 per month, to be invested in shares of the Company's stock purchased on the open market. The Company contributes $0.50 to the plan for each $1.00 contributed by a participant. The total amounts expended by the Company for such contributions during the years ended November 30, 1996, 1995, and 1994 were $37,000, $31,000, and $19,000, respectively.


NOTE 7 - COMMITMENTS AND CONTINGENCIES

The Company is a lessee on two 30-year land leases at an airport in San Diego county and incurred rental expense of $189,000, $192,000, and $189,000 for fiscal years ended November 30, 1996, 1995, and 1994, respectively. The provisions of the leases require minimum lease payments of $183,000, $192,000, $201,000, $211,000, and $222,000 during the Company's fiscal years 1997 through 2001 and $6,310,000 thereafter, and contingent payments of five percent of certain sublease income. The lease amounts are subject to renegotiation to reflect cost of living increases every five years. The Company holds subleases and records sublease revenue from these two parcels; the related minimum future rentals are included in the amounts set forth below.

Minimum future rentals revenue on non-cancelable operating leases as of November 30, 1996 amount to $5,682,000, $4,331,000, $3,037,000, $2,439,000, and
$1,699,000 for fiscal years 1997 through 2001, respectively, and $7,173,000 thereafter. During the years ended November 30, 1995 and 1994, rental revenue from real estate of $611,000 and $763,000, respectively, was recorded for property leased to former affiliates of Triton.

A civil action for an unspecified amount of damages relating to environmental contamination was filed in May 1995 by residents in Kennedy Heights and certain nearby residential developments located in the greater Houston, Texas, area. The suit was filed in the 281st District Court of Harris County in Houston, Texas. The Company and 50 other parties were named as defendants. The Company was dismissed from the action without prejudice in December 1995 and agreed at that time to a tolling of the statute of limitations through December 11, 1997.


                                                       MISSION WEST PROPERTIES
                                     SCHEDULE XI -- Real Estate and Accumulated Depreciation (a)
                                                          November 30, 1996
                                                           (in thousands)


                                                                        Costs Capitalized      Carrying
                                                                         Subsequent to          Amount
                                                        Initial Cost        Acquisition         at End    Accum.     Date
                                                               Bldgs. &  Improve-    Prop.      of Year   Deprec.     of       Date
Location and Description            Encumbrances       Land    Impvmts.    ments     Taxes       (b)(d)     (c)      Const.   Acq'd.
------------------------            ------------     --------  --------  --------    -----     ---------  -------    ------   ------
RENTAL PROPERTIES:
  Carlsbad, California:
    Industrial buildings              $ 1,748        $ 1,029  $    -     $ 2,533     $ 31      $ 3,593   $   483      3/91      7/88
    Office building                     2,815          1,029       -       4,460       86        5,575       730      3/91      7/88
    Office buildings                    4,772          1,434       -       6,174       59        7,667     1,592      9/88     11/85
    Hangars/office building             1,661            -         -       3,084       29        3,113       755      2/90      6/88
    Hangar/office building                -              -       1,353       459       -         1,812       444       -        9/90
  Riverside, California:
    Manufacturing building              3,022          2,187        28     3,693       36        5,944       869      3/91      9/90
  San Diego, California:
    Office building                     5,527          2,155     3,498     2,027       -         7,680     1,223      5/85      7/89
    R&D buildings                       4,013          2,122       -       4,170       48        6,340     1,442     11/84      1/84
    R&D/office buildings                5,807          2,786       -       7,920       66       10,772     1,835      3/90      1/84
  Chandler, Arizona:
    Industrial buildings                1,388            760       -       2,942       48        3,750     1,049      9/86      6/85
UNIMPROVED LAND:
  Chandler, Arizona:
    Vacant land                          -               457       -         -          4          461       -         -        6/85
                                      -------        -------   -------   -------     ----      -------   -------

                                      $30,753        $13,959   $ 4,879   $37,462     $407      $56,707   $10,422
                                      -------        -------   -------   -------     ----      -------   -------
                                      -------        -------   -------   -------     ----      -------   -------





--------------------------
(a)  A majority of the real estate investments were sold January 22, 1997.  See
     Note 2 to the consolidated financial statements.

(b) The cost basis of real estate for federal income tax purposes approximates its gross carrying value, before accumulated depreciation and allowance for estimated losses. The allowance for estimated losses of $4,413,000 at November 30, 1996, was determined in accordance with the Company's policy as described in Note 1 to the consolidated financial statements.

(c) Rental properties are depreciated on a straight-line basis over a 10- to 30-year life. Changes in accumulated depreciation for the three years ended November 30, 1996, follows:



                                                                                               1996           1995           1994
                                                                                             -------        -------        -------
     Balance at beginning of year                                                            $ 9,054        $ 7,702        $ 6,233
     Charged to expense during the year                                                        1,369          1,352          1,472
     Deletions for property sold during the year and other                                        (1)           -               (3)
                                                                                             -------        -------        -------
     Balance at end of year                                                                  $10,422        $ 9,054        $ 7,702
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------




(d)Changes in the carrying amount for the three years ended November 30, 1996, follows:        1996           1995           1994
                                                                                             -------        -------        -------
     Balance at beginning of year                                                            $56,651        $57,314        $56,644
     Additions/improvements during the year                                                       57            236            673
     Property sold during the year and other                                                      (1)          (899)            (3)
     Balance at end of year                                                                  $56,707        $56,651        $57,314
                                                                                             -------        -------        -------
                                                                                             -------        -------        -------


ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no changes in, or disagreements with, independent accountants on matters of accounting principles or practices or of financial disclosure.

                                   EXHIBIT D

                             STOCK PURCHASE AGREEMENT

    THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the __ day of ___, 1997, by and between the investors identified on Appendix I to this Agreement (the "Schedule of Purchasers") (individually a "Purchaser" and collectively the "Purchasers") and Mission West Properties, a California corporation (the "Company").

    The Purchasers and the Company agree as follows:

1   AUTHORIZATION AND SALE OF COMMON STOCK.

    1.1 AUTHORIZATION OF THE SHARES. The Board of Directors of the Company has approved and authorized for issuance One Million Two Hundred Fifty Thousand (1,250,000) shares of the Common Stock of the Company (the "Shares").

    1.2 SALE OF THE SHARES. Subject to the terms and conditions hereof, on the Closing Date (as defined in Section 2.1), the Company will issue and sell to each Purchaser, and each Purchaser agrees, severally, to purchase from the Company, the number of Shares of Common Stock specified opposite such Purchaser's name on the Schedule of Purchasers, as amended from time to time, at a purchase price of Four Dollars and Fifty Cents ($4.50) per share for the aggregate purchase price set forth opposite each such Purchaser's name.

    1.3 SEPARATE AGREEMENTS. The Company's agreement with each Purchaser is a separate agreement, and the sale of the shares of Common Stock to each Purchaser is a separate sale.

2   CLOSING DATE; DELIVERY


    2.1 CLOSING DATE. The closing of the purchase and sale of the Shares hereunder (the "Closing") with each of the Purchasers shall be held at the offices of Graham & James LLP, 600 Hansen Way, Palo Alto, California, at 10:00 a.m., P.S.T. on ________, 1997 or at such other time and place to which the Company and Purchasers of a majority of the Shares may agree upon orally or in writing (the "Closing Date").

    2.2 DELIVERY. At the Closing, the Company will deliver to each Purchaser, a certificate representing the Shares to be purchased by such Purchaser from the Company (which shall be issued in such Purchaser's name as set forth on the Schedule of Purchasers) against payment of the purchase price therefor in immediately available funds by cashier's check or by wire transfer to the Company at [INSERT WIRE TRANSFER INSTRUCTION].


3   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company hereby represents and warrants to each Purchaser that, subject to and except as set forth in a Schedule of Exceptions (the "Schedule of Exceptions") delivered to the Purchasers, specifically identifying the relevant subsections hereof:

    3.1 ORGANIZATION AND STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business or properties.

    3.2 SUBSIDIARIES. Other than Mission West Executive Aircraft Center, Inc. and MIT Realty, Inc. (the "Company Subsidiaries") which are wholly owned by the Company, the Company does not own or control, directly or indirectly, any interest in any other corporation, association, partnership or other business entity. As used in this Section 3, references to the Company include the Company Subsidiaries. The Company is not a participant in any joint venture, partnership, or similar arrangement.

    3.3 CAPITALIZATION. The authorized capital stock of the Company as of the Closing Date will consist of Two Hundred Million (200,000,000) shares of Common Stock, of which [251,104] shares are issued and outstanding and Twenty Million (20,000,000) shares of Preferred Stock, none of which will be issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all applicable state and federal laws concerning the issuance of securities. The Company has reserved Five Million Five Hundred Thousand (5,500,000) shares of Common Stock for issuance under the Company's 1997 Stock Option Plan (the "Plan"). No options have been granted pursuant to the Plan. The Company has reserved One Million Two Hundred Fifty Thousand (1,250,000) shares of Common Stock for issuance hereunder. Except for the foregoing, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

    3.4 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder, and the authorization, sale and issuance of the Shares pursuant hereto has been taken or will be taken prior to the Closing Date. This Agreement, when executed and delivered by the Company, will constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

    3.5 VALID ISSUANCE OF COMMON STOCK. The Shares that are being purchased by the Purchasers hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, and under applicable state and federal securities laws.

    3.6 COMPLIANCE WITH OTHER INSTRUMENTS. The Company will not be in violation or default of any term of the Amended and Restated Articles of Incorporation (the "Articles"), or Bylaws of the Company, nor is the Company in violation or default of any term of any contract, agreement, instrument, judgment, decree, order, statute, rule or regulation (collectively, "Instruments and Laws") to which the Company is subject and a violation of which would have a material adverse effect on the condition, financial or otherwise, or operations of the Company. The execution, delivery and performance of this Agreement, and the consummation of the transactions pursuant hereto, will not result in a violation of or be in conflict with the Articles, as amended, or the Bylaws of the Company or constitute, with or without the passage of time and giving of notice, a material default under any such Instrument or Law, except where such violations or defaults, singularly or in the aggregate, would not have a material adverse effect on the business, operations, property or condition (financial or otherwise) of the Company, require any consent or waiver (which has not been obtained) under any such Instrument or Law, or result in the creation of any lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such Instrument or Law.

    3.7 LITIGATION. There are no actions, suits, proceedings or investigations pending or, to the best of the Company's knowledge, threatened against the Company.

    3.8 GOVERNMENTAL CONSENT, ETC. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing (other than filing a proxy statement with the Securities and Exchange Commission (the "SEC") with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement.

    3.9 COMPANY SEC INFORMATION. As of their respective filing dates (except as thereafter amended) all documents that the Company has filed with the SEC ("Company SEC Documents") have complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and none of the Company SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Document.

    3.10 OFFERING. Subject in part to the truth and accuracy of each Purchaser's representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements under Section 5 of the Securities Act, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

    3.11 TITLE TO PROPERTY AND ASSETS. The Company owns its property and assets free and clear of all mortgages, loans, liens and encumbrances, except such encumbrances and liens which arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances.

    3.12 TAX RETURNS AND PAYMENTS. The Company has filed all tax returns and reports as required by law. All such returns and reports are true and correct in all material respects. The Company has paid in full all taxes and other assessments due.

    3.13 APPROVAL BY BOARD OF DIRECTORS. The Board of Directors of the Company has approved this Agreement and all of the transactions contemplated by this Agreement.

    3.14 FINANCIAL STATEMENTS. The Company has delivered true and accurate copies of the Company's annual report on SEC Form 10-K for the fiscal year ended November 30, 1996 and the Company's quarterly reports on SEC Form 10-Q for the first, second and third quarters of the fiscal year ending November 30, 1997 to all Purchasers who have requested such information. All of the financial statements set forth in such SEC reports are in accordance with the books and records of the Company, have been prepared in conformity with generally accepted accounting principles consistently applied (except as described in the notes included therein), and fairly present the financial condition of the Company as of the dates thereof and the results of its operations for the periods then ended, subject, in the case of unaudited financial statements, to year-end adjustments.

4.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

    Each Purchaser severally represents and warrants to the Company as follows:

    4.1 EXISTENCE AND POWER. Purchaser, if a corporation, partnership or limited liability company, is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of the state under which it was organized, with full power and authority to enter into this Agreement and to perform its obligations under this Agreement.

    4.2 AUTHORIZATION. Purchaser's execution, delivery and performance of this Agreement, and the consummation by Purchaser of the transactions contemplated by this Agreement have been duly authorized by all requisite corporate, partnership or limited liability company action of the Purchaser.

    4.3 BINDING EFFECT. This Agreement has been duly executed and delivered by Purchaser, and constitutes a valid and binding agreement of Purchaser.

    4.4 CONSENTS AND APPROVALS; NO VIOLATION. Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the articles of incorporation, bylaws, partnership agreement or operating agreement of Purchaser; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any court or governmental or regulatory authority; (c) to the best knowledge of Purchaser, result in a default (give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its assets may be bound, except for defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained; or (d) to the best knowledge of Purchaser, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser; or any of its assets; PROVIDED, that the foregoing clauses (b), (c) and (d) shall not apply to requirements, defaults or violations which would not have a material adverse effect on the business, operations or financial condition of Purchaser.

    4.5 BROKERS' FEES. No investment banker, broker, finder or other intermediary has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from the Company upon consummation of the transactions contemplated by this Agreement.

    4.6 SUITABILITY. Purchaser is an "accredited investor" or is represented by a "purchaser representative" as defined in Rule 501 of Regulation D promulgated under the Securities Act.

    4.7 INVESTMENT. Purchaser is acquiring the number of Shares set forth opposite Purchaser's name on the Schedule of Purchasers for investment for Purchaser's own account and not with a view to, or for, resale in connection with, any distribution of the Shares, and Purchaser has no present intention of selling or distributing any of such Shares. Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the BONA FIDE nature of Purchaser's investment intent as expressed herein.

    4.8 RULE 144. Purchaser acknowledges that, because they have not been registered under the Securities Act, the Shares constitute "restricted securities" as defined in Rule 144(a)(3) and must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the issuer, the resale occurring not less than one year after a party has purchased and paid for the security to be sold, the sale being through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of securities being sold during any three-month period not exceeding specified limitations (unless the securities satisfy the requirements of Rule 144(k)).

5.  COVENANTS OF THE COMPANY


    5.1 INVESTIGATION. Upon reasonable notice, the Company shall afford to Purchasers or to any Purchaser's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours to its plants, properties, contracts, commitments, books and records (including, but not limited, to tax returns) and to the employees and accountants of the Company responsible for such matters, and shall use its reasonable best efforts to cause its representatives to furnish promptly to Purchasers such additional financial and operating data and other information as any Purchaser or its duly authorized representatives may from time to time reasonably request.


    5.2 REGISTRATION RIGHTS. Purchasers shall have the registration rights set forth in Appendix II.

    5.3 CONSENTS AND APPROVALS. Prior to the Closing, the Company shall use its best efforts to obtain the authorizations, consents, orders and approvals of federal, state and local regulatory bodies and officials, courts and other third parties that may be necessary for the performance of its obligations under this Agreement and the consummation of the transactions contemplated by this Agreement, and shall cooperate fully with each other in seeking promptly to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its obligations pursuant to this Agreement.

6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER. Except to the extent expressly waived in writing by Purchaser, all obligations of Purchaser under this Agreement are subject to the fulfillment, at or before the Closing, of all of the following conditions:

    6.1 REPRESENTATION AND WARRANTIES TRUE AT CLOSING. Each of the representations and warranties of the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

    6.2 PERFORMANCE. The Company shall have performed in all material respects its obligations to be performed on or prior to the Closing pursuant to this Agreement.

    6.3 NO CONFLICT. Neither the Company nor any of its assets shall be subject to or obligated under its Articles of Incorporation or Bylaws or under any material contract, lease or other instrument or any license, franchise or permit, or subject to any statute, rule, order or decree, which would be defaulted, breached, terminated, forfeited or violated by or in conflict (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict) with its execution and performance of this Agreement and the transactions contemplated hereby. Except as contemplated under this Agreement, no consent of any person not a party to this Agreement, nor consent of or filing with (including any waiting period) any governmental authority is required to be obtained or performed on the part of the Company to permit the consummation of the transactions contemplated by this Agreement.

    6.4 RESTATED ARTICLES. The Restated Articles shall be approved by the holders of voting stock of the Company at a meeting to be duly held for that purpose by the Company and shall be filed with the Secretary of State of California.

    6.5 SECURITIES LAW COMPLIANCE. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, but not limited to, the sale and issuance of the Shares by the Company to the Purchasers shall comply with and be effected in accordance with the applicable provisions of all federal and state securities laws.

    6.6 LISTING REQUIREMENTS. The Company shall have complied with all rules and requirements of the American Stock Exchange and the Pacific Exchange, and the Shares shall have been listed with the American Stock Exchange and the Pacific Exchange.

7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY. Except to the extent expressly waived in writing by the Company, the obligations of the Company set forth in this Agreement are subject to the fulfillment, at or before the Closing, of all of the following conditions:

    7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. Each of the representations and warranties of each Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though made on and as of such date.

    7.2 PERFORMANCE. Each Purchaser shall have performed in all material respects each of the obligations of such Purchaser to be performed on or prior to the Closing pursuant to this Agreement.

    7.3 VOTING RIGHTS AGREEMENT. Each Purchaser shall have executed and delivered a counterpart signature page to the Voting Rights Agreement attached hereto as Exhibit A.

8.  GENERAL.

    8.1 SURVIVAL. The covenants, representations and warranties of the parties to this Agreement shall survive the Closing.

    8.2 BINDING EFFECT; BENEFITS; ASSIGNMENT. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Company and Purchaser. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated in this Agreement. Neither the Company nor Purchaser shall assign any of their respective rights or obligations under this Agreement to any other person, firm or corporation without the prior written consent of the other party to this Agreement.

    8.3 FURTHER ACTION. Each of the parties to this Agreement shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated in this Agreement or, at or after the Closing Date, to evidence the consummation of the transactions contemplated in this Agreement. Each of the parties to this Agreement shall take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to satisfy the conditions to this Agreement and to obtain in a timely manner all necessary waivers, consents, and approvals and to effect all necessary registrations and filings.

    8.4 GOVERNING LAW. This Agreement shall be governed by the laws of the State of California without regard to its principles governing conflicts of laws.

    8.5 NOTICES. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be delivered personally, telecopied or sent by nationally recognized overnight delivery service, and shall be deemed given and effective when so delivered personally, telecopied or sent, as follows:

         (a)  If to Purchaser:

              At the address set forth in the Schedule of Purchasers.

         (b)  If to the Company:

              Mission West Properties
              10050 Bandley Drive
              Cupertino, California 95014
              Telecopier:  408/725-1626
              Attention:  Carl E. Berg

         with a copy to:

              Graham & James LLP
              600 Hansen Way
              Palo Alto, California 94304
              Telecopier:  650/856-3619
              Attention:  Alan B. Kalin

         Each party may change its address or telecopier number by prior written notice to the other parties.

    8.6 COUNTERPARTS. This Agreement may be executed in counterparts and transmitted by facsimile, each of which when so executed and transmitted shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

    8.7 EXPENSES. Purchasers and the Company shall pay their own respective expenses, costs and fees (including, without limitation, attorneys' and accountants' fees) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, except as provided otherwise in Appendix II.


    8.8 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Company and Purchasers with respect to the transactions contemplated by this Agreement, and supersedes all prior agreements, arrangements and understandings relating to the subject matter of this Agreement.


    8.9 AMENDMENT AND WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions of this Agreement may be waived, only by a written instrument executed by the Company and Purchasers who are record holders of a majority of the Shares or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any such term, covenant, representation or warranty or any other term, covenant, representation or warranty set forth in this Agreement.

    8.10 HEADINGS. The headings of the sections and paragraphs of this agreement have been inserted for convenience or reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Agreement.

    8.11 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or assigns any rights (including third-party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No third party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

    8.12 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or document.

    8.13 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

    IN WITNESS WHEREOF, the Company and each Purchaser has executed this Agreement as of the day and year first above written.

PURCHASER:

                         -----------------------------------------------------
                                   (Print or type name of Purchaser)


                         By:
                         -----------------------------------------------------
                                    (signature)

                         Name:
                              ------------------------------------------------
                              (Print or type if signing on Purchaser's behalf)


                         Title:
                               -----------------------------------------------
                                    (if applicable)


THE COMPANY:             MISSION WEST PROPERTIES


                         By:
                         -----------------------------------------------------
                                    (signature)

                         Name:
                              ------------------------------------------------
                                    (print or type name)

                         Title:
                               -----------------------------------------------
                                    (if applicable)

                                  APPENDIX I

                            SCHEDULE OF PURCHASERS

Name and Address of
    Purchasers                    Number of Shares            Purchase Price
-------------------------------------------------------------------------------

                                 APPENDIX II

                              REGISTRATION RIGHTS


    1.  DEFINITIONS.  For purposes of this Appendix II:

        (a) The term "register", "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Act and the declaration or ordering of effectiveness of such registration statement or document;

        (b) The term "Registrable Securities" means (1) the Common Stock of the Company issued pursuant to the Agreement (the "Purchasers' Stock") and
(2) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Purchasers' Stock, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's rights under this Appendix II were not assigned in conformity with this Appendix II;

        (c) The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Common Stock then outstanding, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities, that are Registrable Securities.

        (d)  The term "Company" means Mission West Properties.

        (e) The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 13 hereof; and

        (f) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the Securities and Exchange Commission ("SEC") which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

        (g)  The term "Act" means the Securities Act of 1933, as amended.

        (h) The "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (i) The "Agreement" means the Stock Purchase Agreement dated as of _________, 1997 by and among the Company and the purchasers named therein.

    2.   REQUEST FOR REGISTRATION.

         (a) If the Company shall receive a written request from the Holders of more than fifty percent (50%) of the Registrable Securities then outstanding that the Company file a registration statement under the Act covering the registration of at least twenty-five percent (25%) of the Registrable Securities then outstanding, the Company shall use its diligent best efforts to, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations in subsection 2(b), effect as soon as practicable, and in any event within one hundred twenty (120) days of the receipt of such request, the registration under the Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 8.5 of the Agreement; provided that no such request need be accepted if the Company agrees to effect registration of such Registrable Securities pursuant to Section 3 or 4 hereof, instead, and thereafter diligently pursues such registration.

         (b) If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2, and the Company shall include such information in the written notice referred to in subsection 2(a). The underwriter will be selected by a majority-in-interest of the Initiating Holders and shall be an underwriter of nationally recognized standing reasonably acceptable to the Company. In such event, the right of any Holder to include such Holder's Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority-in-interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 5(a)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; PROVIDED, HOWEVER, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities to be offered for sale by any security holder are first entirely excluded from the underwriting.

         (c) The Company is obligated to effect only one (1) registration pursuant to this Section 2.

         (d) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration pursuant to this Section 2 a certificate signed by the President of the Company stating that (i) in the good faith judgment of the Board of Directors of the Company it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, or (ii) the Company intends to file a registration statement within one hundred eighty (180) days thereafter, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred eighty (180) days after receipt of the request of the Initiating Holders; PROVIDED, HOWEVER, that the Company may not utilize this right more than once in any twelve (12)-month period. In addition, the Company shall not be required to effect any sale of securities, including Registrable Securities, in a public offering at a price lower than Three Dollars ($3.00) per share.

    3. COMPANY REGISTRATION. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan, or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty
(20) days after mailing of such notice by the Company in accordance with
Section 8.5 of the Agreement, the Company shall, subject to the provisions of
Section 9 hereof, cause to be registered under the Act all of the Registrable Securities that each such Holder has requested to be registered.


    4. SHELF REGISTRATION. Upon the request of any Holders of at least twenty-five percent (25%) of the Registrable Securities, the Company shall file, and use its best efforts to have declared effective under the Act by the sixtieth (60th) day after the later of (i) the date the Company receives such request and (ii) the date on which Form S-3 becomes available for a sale or disposition of Registrable Securities by the Holders, a "shelf" registration statement pursuant to the requirements of the Act on Form S-3 or another appropriate form pursuant to Rule 415 under the Act (or any successor rule or regulation) covering the disposition of all Registrable Securities in one or more underwritten offerings, block transactions, broker transactions, at-the-market transactions, and in such other manner or manners as may be specified by any Holder. The Company shall use its best efforts to keep such "shelf" registration continuously effective as long as the delivery of a prospectus is required under the Act in connection with the disposition of the Registrable Securities registered thereby and in furtherance of such obligation, shall supplement or amend such registration statement if, as, and when required by the rules, regulations and instructions applicable to the form used by the Company for such registration or by the Act or by any other rules and regulations thereunder applicable to shelf registrations. The Company shall provide all Holders with written notice of the filing of such shelf registration statement within five (5) days after such registration statement has been filed with the SEC. The obligations of the Company set forth in of Section 5(a) hereof (other than clauses (v) and (vii)) shall apply with respect to any such shelf registration. If the Company delivers to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company or its shareholders for any Holder to offer or sell any Registrable Securities under the shelf registration statement for a period set forth in such certificate not to exceed one hundred twenty (120) days and commencing no earlier than ten (10) days after the date such certificate is so delivered (the "Blackout Period"), no such Holder shall offer or sell any Registrable Securities during such Blackout Period, provided that the Company shall have the right to deliver such a certificate only once during each twelve (12)-month period.


    5.  OBLIGATIONS OF THE PARTIES.

        (a) Whenever required under Section 2, 3 or 4 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

             (i) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

             (ii) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

             (iii) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

             (iv) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

             (v) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

             (vi) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

             (vii) Furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to Section 2, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to Section 2 (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

         (b) The Holders agree that in connection with any Registration of the Registrable Securities by the Company pursuant to Section 2, 3 or 4:

              (i) It shall be a condition precedent to the other obligations of the Company to take any action pursuant to this Appendix II that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

              (ii) Except as permitted under Regulation M promulgated under the Exchange Act, if the Registrable Securities of such Holder are being distributed pursuant to such Registration, a selling Holder shall not, directly or indirectly, by the use of any means or instrumentality of interstate commerce, or the mails, or any facility of any national securities exchange, either alone or with one or more persons, bid for or purchase for any account in which such Holder has a beneficial interest, any shares of the Common Stock of the Company until the Holder has completed his participation in such distribution.

    6.  FURNISH INFORMATION.

        (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2, 3 or 4 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities.


        (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 2 or Section 4 if, due to the operation of Section 9, the number of shares of the Registrable Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Company's obligation to initiate such registration as specified in Section 2(a) or Section 4, whichever is applicable.


    7. EXPENSES OF DEMAND REGISTRATION. All expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings, or qualifications pursuant to Section 2, 3 or Section 4, including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company different from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.

    8. EXPENSES OF COMPANY REGISTRATION. The Company shall bear and pay all expenses incurred in connection with any registration, filing, or qualification of Registrable Securities with respect to the registrations pursuant to Section 3 for each Holder, including (without limitation) all registration, filing, qualification, and printer's fees and expenses, but excluding underwriting discounts and commissions relating to the Registrable Securities.

    9. UNDERWRITING REQUIREMENTS. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 3 to include any of the Holders' Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling shareholders).
For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners, and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder", and any pro-rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder", as defined in this sentence.

    10. DELAY OF REGISTRATION. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of any provision of this Appendix II.

    11. INDEMNIFICATION. In the event any Registrable Securities are included in a registration statement under this Appendix II.

         (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Act, or the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Act, or the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any indemnitee for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished by such indemnitee expressly for use in connection with such registration.

         (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Act, or the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection (b), in connection with investigating or defending any such loss, claim, damage, liability, or action; PROVIDED, HOWEVER, that the indemnity agreement contained in this subsection (b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; PROVIDED, THAT, in no event shall any indemnity obligation under this subsection (b) (together with any obligation to contribute under subsection (d)) exceed the gross proceeds from the offering received by such Holder.

         (c)  Promptly after receipt by an indemnified party under this
Section 11 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 11, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; PROVIDED, HOWEVER, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 11, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 11.

         (d) If the indemnification provided for in this Section 11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. In no event shall any Holder's obligation to contribute under this subsection (d) (together with any obligation to indemnify under subsection (b)) exceed the gross proceeds from the offering received by such Holder.

         (e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with an underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

         (f) The obligations of the Company and Holders under this Section 11 shall survive the completion of any offering of Registrable Securities in a registration statement filed pursuant to Section 2, 3 or 4, and otherwise.

    12. REPORTS UNDER SECURITIES EXCHANGE ACT OF 1934. With a view to making available to the Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

         (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times

         (b) take such action as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities as soon as practicable after the date of the Agreement.

         (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the Exchange Act; and

         (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and
(iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

    13. EXERCISE OF REGISTRATION RIGHTS. The rights to cause the Company to register Registrable Securities pursuant to this Appendix II may be exercised by any Holder or by any transferee or assignee of such securities who, after such assignment or transfer, holds at least Fifty Thousand (50,000) shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations), provided, in the case of any such transferee or assignee, the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and such transferee or assignee agrees to comply with all obligations imposed on a Holder under applicable provisions of this Appendix II; and PROVIDED, FURTHER, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants, and siblings of such partners or spouses who acquire Registrable Securities by gift, will, or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under applicable provisions of this Appendix II.

    14. "MARKET STAND-OFF" AGREEMENT. Each Holder hereby agrees that, during the period of duration (not to exceed one hundred eighty (180) days) specified by the Company and an underwriter of Common Stock or other securities of the Company, following the effective date of any registered underwritten public offering of Company securities, it shall not, to the extent requested by the Company and such underwriter, directly or indirectly sell, offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any securities of the Company held by it at any time during such period except Common Stock included in such registration; PROVIDED, HOWEVER, that all officers and directors of the

Company, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements.

    In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

    15. TERMINATION OF REGISTRATION RIGHTS. No Holder shall be entitled to exercise any rights provided for in Section 2 following the third anniversary of the date of the Agreement. In addition, no Holder shall have the right to register the offer or sale of any Registrable Securities or offer or sell any Registrable Securities pursuant to a Company registration contemplated by
Section 3 hereof or pursuant to the shelf registration contemplated by
Section 4 hereof, if such Holder may sell such Registrable Securities without registration under Rule 144 (or any successor rule) of the SEC, unless the purpose of such registration is to enable such Holder to sell, in a single transaction, or in any event within thirty (30) days of the effective date of the applicable registration statement, Registrable Securities in excess of the number permitted under Rule 144(a).

                                   EXHIBIT A

                            VOTING RIGHTS AGREEMENT


    This Voting Rights Agreement (the "Agreement") is made and entered into as of this ______ day of ______, 1997 by and among each of the persons listed on Appendix I (the "Investors") to the Stock Purchase Agreement, dated of even date herewith (the "Purchase Agreement") and Berg & Berg Enterprises, Inc. ("BBE").


                                 R E C I T A L S

    WHEREAS, Mission West Properties, a California corporation (the "Company"), and the Investors entered into the Purchase Agreement pursuant to which the Company agreed to sell and issue 1,250,000 shares of the Company's Common Stock to the Investors;

    WHEREAS, concurrently herewith, each Investor has executed the Purchase Agreement and subscribed to the number of shares of the Company's Common Stock indicated on a subscription form delivered to the Company by each Investor (the "Purchase"); and

    WHEREAS, in connection with the Purchase, the Investors and Berg & Berg Enterprises, Inc., a major shareholder of the Company, desire to provide for the future voting of shares of the Company's capital stock held by them;

    NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE 1.
                                    VOTING

    1.1 Each Investor and BBE agree to hold all shares of Common Stock of the Company registered in their respective names or beneficially now or hereafter owned by them (hereinafter collectively referred to as the "Shares") subject to, and to vote the Shares in accordance with, the provisions of this Agreement.


    1.2 Following the closing of the Purchase, each Investor agrees to vote such Investor's Shares as directed by Carl Berg, on behalf of BBE, on all matters submitted to a vote of the shareholders of the Company.


    1.3 This voting agreement provided in Section 1.2 above is coupled with an interest and may not be revoked (i) without the consent of the Investors holding at least a majority of the outstanding Shares then held by all Investors and (ii) without the consent of BBE; provided, however, that BBE then holds shares of Common Stock of the Company.

    1.4 Concurrently with the execution of this Agreement, each of the Investors will authorize and direct the Company, through BBE, to imprint or otherwise place on certificates representing the Shares the following, or a substantially similar, restrictive legend:

    "The shares represented by this certificate are subject to the terms and conditions of a Voting Rights Agreement, dated as of __________, 1997, all the terms of which are incorporated herein by reference. A copy of such Agreement may be obtained without charge upon written request to the Company at its principal place of business."


    1.5 The provisions of this Agreement shall be binding upon the successors in interest to any of the Shares. Each Investor understands and agrees that the Company shall not permit the transfer of any of the Shares on its books or issue a new certificate representing any of the Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were an Investor.


    1.6 Except as provided by this Agreement, each Investor and BBE shall exercise the full rights of a shareholder with respect to the Shares held by each.

                                      ARTICLE 2.

                                 EFFECT; TERMINATION


    This Agreement shall continue in full force and effect with respect to all Shares from the date of the Purchase until the earliest of the following dates: (i) upon any sale of the Shares pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, but in such event this Agreement shall terminate only as to the Shares so sold; (ii) any sale of the shares pursuant to Rule 144 promulgated under the Securities Act, but in such event this Agreement shall terminate only as to the Shares so sold; or (iii) two years after the effective date of this Agreement, at which time this Agreement will terminate in its entirety.


                                      ARTICLE 3.
                                    MISCELLANEOUS


    3.1 The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or such party's heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

    3.2 This Agreement, and the rights of the parties hereto, shall be governed by and construed in accordance with the laws of the State of California without regard to its principles governing conflicts of laws.


    3.3 The rights and covenants provided herein are the sole and entire agreement between the Investors and BBE with respect to the subject matter hereof. This Agreement may be amended at any time and from time to time, and particular provisions of this Agreement may be waived as to all Investors and BBE, only by an instrument in writing signed by a majority-in-interest of the Investors and BBE. Notwithstanding the above, this Agreement may also be amended by BBE with no further action on the part of the Investors solely to include as Investors hereunder holders of Common Stock of the Company issued by the Company after the closing of the Purchase.

    3.4 If any provision of this Agreement is held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

    3.5 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

    3.6 In the event that subsequent to the date of this Agreement any shares or other securities (other than any shares or securities of another corporation issued to the Company's shareholders pursuant to a plan of merger) are issued on, or in exchange for, any of the Shares held by the Investors by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

    3.7 This Agreement may be executed in counterparts and transmitted by facsimile, each of which when so executed and transmitted shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.


    3.8 No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Except as provided in Section 3.3 hereof, any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

    The foregoing Voting Rights Agreement is hereby executed as of the date first above written.

                             BERG & BERG ENTERPRISES, INC.


                             By:
                                ------------------------------------

                                  ----------------------------------
                                  Please print name and title

                             Address:  10050 Bandley Drive
                                       Cupertino, CA 95014


                             INVESTORS:


                             ---------------------------------------


                             By:
                                ------------------------------------

                                  ----------------------------------
                                  Please print name and title

                                     EXHIBIT E

                              MISSION WEST PROPERTIES

                              1997 STOCK OPTION PLAN

     1. PURPOSES OF THE PLAN. The purposes of this Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentives to Employees, Directors and Consultants of the Company and its Subsidiaries, and to promote the success of the Company's business. Options granted hereunder may be either Incentive Stock Options or Nonstatutory Stock Options at the discretion of the Committee. This is intended to be a stock option plan for purposes of
Section 408 of the California General Corporation Law.

     2. DEFINITIONS. As used herein, and in any Option granted hereunder, the following definitions shall apply:

         (A)  "BOARD" shall mean the Board of Directors of the Company.

         (B)  "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         (C)  "COMMON STOCK" shall mean the Common Stock of the Company.

         (D)  "COMPANY" shall mean Mission West Properties.

         (E) "COMMITTEE" shall mean the Committee appointed by the Board in accordance with paragraph (a) of Section 4 of the Plan. If the Board does not appoint or ceases to maintain a Committee, the term "Committee" shall refer to the full Board.

         (F) "CONSULTANT" shall mean any independent contractor retained to perform services for the Company.

         (G) "CONTINUOUS EMPLOYMENT" shall mean the absence of any interruption or termination of service as an Employee or Director by the Company or any Subsidiary. Continuous Employment shall not be considered interrupted during any period of sick leave, military leave or any other leave of absence approved by the Board or in the case of transfers between locations of the Company or between the Company and any Parent, Subsidiary or successor of the Company.

         (H) "COVERED EMPLOYEE" shall mean any individual whose compensation is subject to the limitations on tax deductibility provided by Section 162(m) of the Code and any Treasury Regulations promulgated thereunder in effect at the close of the taxable year of the Company in which an Option has been granted to such individual.

         (I)  "DIRECTOR" shall mean a director of the Company.

         (J) "EFFECTIVE DATE" shall mean the date on which the Plan is initially approved by the Shareholders of the Company in accordance with
Section 18 of the Plan.

         (K) "EMPLOYEE" shall mean any person, including officers (whether or not they are directors), employed by the Company or any Subsidiary.

         (L) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

         (M) "INCENTIVE STOCK OPTION" shall mean any option granted under this Plan and any other option granted to an Employee in accordance with the provisions of Section 422 of the Code, and the Treasury Regulations promulgated thereunder.

         (N) "NON-EMPLOYEE DIRECTOR" shall mean a director of the Company who qualifies as a Non-Employee Director as such term is defined in Section 240.16b-3(b)(3) of the General Rules and Regulations promulgated under the Exchange Act (the "General Rules and Regulations").

         (O) "NONSTATUTORY STOCK OPTION" shall mean an Option granted under the Plan that is subject to the provisions of Section 1.83-7 of the Treasury Regulations promulgated under Section 83 of the Code.

         (P)  "OPTION" shall mean a stock option granted pursuant to the Plan.

         (Q) "OPTION AGREEMENT" shall mean a written agreement between the Company and the Optionee regarding the grant and exercise of Options to purchase Shares and the terms and conditions thereof as determined by the Committee pursuant to the Plan.

         (R) "OPTIONED SHARES" shall mean the Common Stock subject to an Option.

         (S) "OPTIONEE" shall mean an Employee, Non-Employee Director or Consultant who receives an Option.

         (T) "OUTSIDE DIRECTOR" shall mean a director of the Company who qualifies as an Outside Director as such term is used in Section 162(m) of the Code and defined in any applicable Treasury Regulations promulgated thereunder.

         (U) "PARENT" shall mean a "parent corporation," whether now or hereafter existing, as defined by Section 424(e) of the Code.

         (V)  "PLAN" shall mean this 1997 Stock Option Plan.

         (W)  "SECTION 162(m)" shall mean Section 162(m) of the Code.

         (X) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

         (Y) "SHARE" shall mean a share of the Common Stock subject to an Option, as adjusted in accordance with Section 11 of the Plan.

         (Z) "SUBSIDIARY" shall mean a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

     3. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is Five Million Five Hundred Thousand (5,500,000) Shares. The Shares may be authorized but unissued or reacquired shares of Common Stock. If an Option expires or becomes unexercisable for any reason without having been exercised in full, the Shares which were subject to the Option but as to which the Option was not exercised shall become available for other Option grants under the Plan, unless the Plan shall have been terminated.

     4.  ADMINISTRATION OF THE PLAN.


         (A) PROCEDURE. The Plan shall be administered either by: (i) the full Board; or (ii) a Committee of two (2) or more directors, each of whom is a Non-Employee Director, or an Outside Director, if the latter definition is more restrictive. The Board shall take all action necessary to administer the Plan so that all transactions involving Options and Shares issued pursuant to the Plan shall be exempt from Section 16(b) of the Exchange Act in accordance with the then effective provisions of Section 240.16b-1 et. seq. of the General Rules and Regulations and shall comply with the then effective requirements of Section 162(m) and any Treasury Regulations promulgated thereunder with respect to the deductibility of compensation for Covered Employees; provided that any amendment to the Plan required for compliance with such provisions shall be made consistent with the provisions of Section 13 of the Plan and said General Rules and Regulations.


         (B) POWERS OF THE COMMITTEE. Subject to the provisions of the Plan, the Committee shall have the authority: (i) to determine, upon review of relevant information, the fair market value of the Common Stock; (ii) to determine the exercise price of Options to be granted, the Employees, Directors or Consultants to whom and the time or times at which Options shall be granted, and the number of Shares to be represented by each Option; (iii) to interpret the Plan; (iv) to prescribe, amend and rescind rules and regulations relating to the Plan; (v) to determine the terms and provisions of each Option granted under the Plan (which need not be identical) and, with the consent of the holder thereof, to modify or amend any Option; (vi) to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option previously granted by the Committee; (vii) to accelerate or (with the consent of the Optionee) defer an exercise date of any Option, subject to the provisions of Section 9(a) of the Plan; (viii) to determine whether Options granted under the Plan will be Incentive Stock Options or Nonstatutory Stock Options; (ix) to make all other determinations deemed necessary or advisable for the administration of the Plan.

         (C) EFFECT OF COMMITTEE'S DECISION. All decisions, determinations and interpretations of the Committee shall be final and binding on all potential or actual Optionees, any other holder of an Option or other equity security of the Company and all other persons.

     5.  ELIGIBILITY.

         (A) PERSONS ELIGIBLE FOR OPTIONS. Options under the Plan may be granted only to Employees, Directors or Consultants whom the Committee, in its sole discretion, may designate from time to time. Incentive Stock Options may be granted only to Employees. An Employee who has been granted an Option, if he or she is otherwise eligible, may be granted an additional Option or Options. However, the aggregate fair market value (determined in accordance with the provisions of Section 8(a) of the Plan) of the Shares subject to one or more Incentive Stock Options that are exercisable for the first time by an Optionee during any calendar year (under all stock option plans of the Company and its Parents and Subsidiaries) shall not exceed $100,000 (determined as of the grant date). Options under the Plan shall be granted to Covered Employees upon satisfaction of the conditions to such grants provided pursuant to Section 162(m) and any Treasury Regulations promulgated thereunder. In addition, the maximum number of Shares with respect to which Options may be granted during any calendar year to any Employee shall not exceed Five Hundred Thousand (500,000) Shares.


         (B) GRANTS TO NON-EMPLOYEE DIRECTORS. The provisions set forth in this Section 5(b) shall not be amended more than once every six months, other than to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. All grants of Options to Directors under this Plan shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions:

              (i) No person shall have any discretion to select which Non Employee Directors shall be granted Options or to determine the number of shares to be covered by Options granted to Non-Employee Directors; provided, however, that nothing in this Plan shall be construed to prevent an Outside Director from declining to receive an Option under this Plan.

              (ii) Beginning on the Effective Date, each Non-Employee Director who first becomes an Non-Employee Director after the Effective Date shall be automatically granted an Option to purchase Fifty Thousand (50,000) Shares, decreased or increased as provided in Section 11 hereof, upon becoming an Non-Employee Director.

              (iii) The terms of an Option granted pursuant to this Section 5(b) shall be as follows:


                      (A)  the term of the Option shall be six years;

                      (B) except as provided in Section 9 of the Plan, the Option shall be exercisable only while the Non-Employee Director remains a director;


                      (C) the exercise price per share of Common Stock shall be 100% of the fair market value on the date of grant of the Option (determined in accordance with Section 8(a) of the Plan);


                      (D)  the Option shall become exercisable in
installments cumulatively with respect to 1/48 of the Optioned Shares on the first day of each month following the date of grant; provided, however, that in no event shall any Option be exercisable prior to obtaining shareholder approval of the Plan.


                      (C) NO RIGHT TO CONTINUING EMPLOYMENT CONSULTING OR DIRECTOR RELATIONSHIP. Neither the establishment nor the operation of the Plan shall confer upon any Optionee or any other person any right with respect to continuation of employment or other service with the Company or any Subsidiary, nor shall the Plan interfere in any way with the right of the Optionee or the right of the Company (or any Parent or Subsidiary) to terminate such employment or service at any time.


     6. TERM OF PLAN. The Plan shall become effective upon its adoption by the Board and its approval by vote of the holders of the outstanding shares of the Company entitled to vote on the adoption of the Plan (in accordance with the provisions of Section 18 hereof). It shall continue in effect for a term of ten years unless sooner terminated under Section 13 of the Plan.

     7. TERM OF OPTION. Unless the Committee determines otherwise, the term of each Option granted under the Plan shall be six years from the date of grant. The term of the Option shall be set forth in the Option Agreement. In any event, no Incentive Stock Option shall be exercisable after the expiration of ten years from the date such Option is granted, and provided further that no Incentive Stock Option granted to any Employee who, at the date such Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary shall be exercisable after the expiration of five years from the date such Option is granted.


     8.   OPTION PRICE AND CONSIDERATION.

          (A) OPTION PRICE. Except as provided in subsections (b) and (c) below, the option price for the Shares to be issued pursuant to any Option shall be such price as is determined by the Committee, which shall in no event be less than the fair market value of such Shares on the date the Option is granted. Fair market value of the Common Stock shall be determined by the Committee, using such criteria as it deems relevant; provided, however, that as long as the Common Stock is listed on a national securities exchange (within the meaning of Section 6 of the Exchange Act) or on the Nasdaq National Market (or any successor national market system), the fair market value per Share shall be the closing price on such exchange on the date of grant of the Option, as reported in THE WALL STREET JOURNAL; and if publicly traded and not listed on a national securities exchange, fair market value shall be the average of the last reported bid and asked prices of the Common Stock on the date of grant, as reported in THE WALL STREET JOURNAL (or, if not so reported, as otherwise reported by Nasdaq).

         (B) TEN PERCENT SHAREHOLDERS. No Incentive Stock Option shall be granted to any Employee who, at the date such Option is granted, owns (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, unless the option price for the Shares to be issued pursuant to such Option is at least equal to 110% of the fair market value of such Shares on the grant date determined by the Committee in the manner set forth in subsection (a) above.

         (C) SECTION 162(m) LIMITATIONS. The Option Price of any Option granted to a Covered Employee shall be at least equal to the fair market value of the Shares as of the date of grant as determined in the manner set forth in subsection (a) above.

         (D) CONSIDERATION. The consideration to be paid for the Optioned Shares shall be payment in cash or by check, cashier's check, certified check, or wire transfer, unless payment in some other manner, including by promissory note, other shares of the Company's Common Stock or such other consideration and method of payment for the issuance of Optioned Shares as may be permitted under Sections 408 and 409 of the California General Corporation Law, is authorized by the Committee at the time of the grant of the Option. Any cash or other property received by the Company from the sale of Shares pursuant to the Plan shall constitute part of the general assets of the Company.

     9.  EXERCISE OF OPTION.


         (A) VESTING PERIOD. Any Option granted hereunder to any person other than an Outside Director shall be exercisable at such times and under such conditions as determined by the Committee and as shall be permissible under the terms of the Plan, which shall be specified in the Option Agreement evidencing the Option. Unless the Committee specifically determines otherwise at the time of the grant of the Option, each Option shall vest and become exercisable, cumulatively, as to 20% of the Optioned Shares on each anniversary of the date of the grant of the Option until all of the Optioned Shares have vested, subject to the Optionee's Continuous Employment. An Option may not be exercised for fractional shares or for less than 10 Shares.


         (B) EXERCISE PROCEDURES. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. In lieu of delivery of a cash payment for the purchase price of the Optioned Shares with respect to which the Option is exercised, the Optionee may deliver to the Company a sell order to a broker for the Shares being purchased and an agreement to pay (or have the broker remit payment for) the purchase price for the Shares being purchased on or before the settlement date for the sale of such shares to the broker. As soon as practicable following the exercise of an Option in the manner set forth above, the Company shall issue or cause its transfer agent to issue stock certificates representing the Shares purchased. Until the issuance of such stock certificates (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Shares notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date of the transfer by the Optionee of the consideration for the purchase of the Shares, except as provided in Section 11 of the Plan.

         (C) EXERCISE OF OPTION WITH STOCK. If an Optionee is permitted to exercise an Option by delivering shares of the Company's Common Stock, the Option Agreement covering such Option may include provisions authorizing the Optionee to exercise the Option, in whole or in part, by (i) delivering whole shares of the Company's Common Stock previously owned by such Optionee (whether or not acquired through the prior exercise of a stock option) having a fair market value equal to the Option price; or (ii) directing the Company to withhold from the Shares that would otherwise be issued upon exercise of the Option that number of whole Shares having a fair market value equal to the Option price. Shares of the Company's Common Stock so delivered or withheld shall be valued at their fair market value at the close of the last business day immediately preceding the date of exercise of the Option, as determined by the Committee. Any balance of the Option price shall be paid in cash. Any Shares delivered or withheld in accordance with this provision shall again become available for purposes of the Plan and for Options subsequently granted thereunder. Any exercise of an Option under Section 9(c)(i) or 9(c)(ii) above by any person subject to short-swing trading liability under Section 16(b) of the Exchange Act shall comply with the relevant requirements of Section 240.16b-1 et. seq. of the General Rules and Regulations.

         (D) TERMINATION OF STATUS AS EMPLOYEE, DIRECTOR OR CONSULTANT. If an Optionee shall cease to be an Employee, Director or Consultant for any reason other than permanent and total disability or death, he or she may, but only within 30 days (or such other period of time as is determined by the Committee) after the date he or she ceases to be an Employee, Director or Consultant, exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination, subject to the condition that no Option shall be exercisable after the expiration of the Option period.

         (E) DISABILITY OF OPTIONEE. If an Optionee shall cease to be an Employee, Director or Consultant due to permanent and total disability, and such Optionee is, or was within the 90-day period prior to such termination, an Employee, Director or Consultant and who was in Continuous Employment as such from the date of the grant of the Option until the date of disability or termination, the Option may be exercised at any time within six months following the date of termination, but only to the extent of the accrued right to exercise at the time of termination, subject to the condition that no option shall be exercised after the expiration of the Option period.


         (F) DEATH OF OPTIONEE. In the event of the death during the Option period of an Optionee who is at the time of his or her death, or was within the 90-day period immediately prior thereto, an Employee, Non-Employee Director or Consultant and who was in Continuous Employment as such from the date of the grant of the Option until the date of death or termination, the Option may be exercised, at any time within six months following the date of death, by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest, inheritance or otherwise as a result of the Optionee's death, but only to the extent of the accrued right to exercise at the time of the termination or death, whichever comes first, subject to the condition that no option shall be exercised after the expiration of the term of the Option.


         (G) TAX WITHHOLDING. When an Optionee is required to pay to the Company an amount with respect to tax withholding obligations in connection with the exercise of an Option granted under the Plan, the Optionee may elect prior to the date the amount of such withholding tax is determined (the "Tax Date") to make such payment, or such increased payment as the Optionee elects to make up to the maximum federal, state and local marginal tax rates, including any related FICA obligation, applicable to the Optionee and the particular transaction, by: (i) delivering cash; (ii) delivering part or all of the payment in previously owned shares of Common Stock (whether or not acquired through the prior exercise of an Option); and/or (iii) irrevocably directing the Company to withhold from the Shares that would otherwise be issued upon exercise of the Option that number of whole Shares having a fair market value equal to the amount of tax required or elected to be withheld (a "Withholding Election"). If an Optionee's Tax Date is deferred beyond the date of exercise and the Optionee makes a Withholding Election, the Optionee will initially receive the full amount of Optioned Shares otherwise issuable upon exercise of the Option, but will be unconditionally obligated to surrender to the Company on the Tax Date the number of Shares necessary to satisfy his or her minimum withholding requirements, or such higher payment as he or she may have elected to make, with adjustments to be made in cash after the Tax Date.

         Notwithstanding anything in the preceding paragraph to the contrary, any withholding of Shares with respect to taxes arising in connection with the exercise of an Option by any person subject to short-swing trading liability under Section 16(b) of the Exchange Act shall satisfy the conditions for exemption therefrom set forth in Section 240.16b-1 et. seq. of the General Rules and Regulations, and shall occur automatically upon exercise when required for the Option to satisfy the requirements for a "formula plan" as defined therein.

         Any adverse consequences incurred by the Optionee with respect to the use of shares of Common Stock to pay any part of the Option Price or of any tax in connection with the exercise of an Option, including without limitation any adverse tax consequences arising as a result of a disqualifying disposition within the meaning of Section 422 of the Code, shall be the sole responsibility of the Optionee.


     10. NON-TRANSFERABILITY OF OPTIONS. An Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee, except that to the extent permitted by the committee, an Optionee may transfer Nonstatutory Stock Options solely by gift to members of the Optionee's immediate family.

     11. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION. Subject to any required action by the shareholders of the Company, the number of Optioned Shares covered by each outstanding Option, and the per share exercise price of each such Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, recapitalization, combination, reclassification, the payment of a stock dividend on the Common Stock or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

         The Committee may, if it so determines in the exercise of its sole discretion, also make provision for proportionately adjusting the number or class of securities covered by any Option, as well as the price to be paid therefor, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings, or other increases or reductions of its outstanding shares of Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

         Unless otherwise determined by the Board, upon the dissolution or liquidation of the Company the Options granted under the Plan shall terminate and thereupon become null and void. Upon any merger or consolidation, if the Company is not the surviving corporation, or if the Company is the surviving corporation in a "triangular merger" transaction with a subsidiary of a "parent" corporation (as "parent" is defined in Section 175 of the California General Corporation Law and used in Section 1101 thereof), the options granted under the Plan shall either be assumed by the new entity or the parent corporation, or shall terminate in accordance with the provisions of the preceding sentence.

     12. TIME OF GRANTING OPTIONS. Unless otherwise specified by the Committee, the date of grant of an Option under the Plan shall be the date on which the Committee makes the determination granting such Option. Notice of the determination shall be given to each Optionee to whom an Option is so granted within a reasonable time after the date of such grant.

     13. AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable, except that, without approval of the shareholders of the Company, no such revision or amendment shall change the number of Shares subject to the Plan, change the designation of the class of employees eligible to receive Options or add any material benefit to Optionees under the Plan. Any such amendment or termination of the Plan shall not affect Options already granted, and such Options shall remain in full force and effect as if the Plan had not been amended or terminated. The modification or addition of a material term of the Plan (as determined under Section 162(m) and any applicable Treasury Regulations promulgated thereunder) shall be approved by the shareholders in the manner provided in Section 18 of the Plan.

     14. CONDITIONS UPON ISSUANCE OF SHARES. Shares shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     15. RESERVATION OF SHARES. During the term of this Plan the Company will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. Inability of the Company to obtain from any regulatory body having jurisdiction and authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder shall relieve the Company of any liability in respect of the nonissuance or sale of such Shares as to which such requisite authority shall not have been obtained.

     16. INFORMATION TO OPTIONEE. During the term of any Option granted under the Plan, the Company shall provide or otherwise make available to each Optionee a copy of its annual financial statement and any other financial information provided to its shareholders in accordance with the provisions of the Company's Bylaws and applicable law.

     17. OPTION AGREEMENT. Options granted under the Plan shall be evidenced by Option Agreements.

     18. SHAREHOLDER APPROVAL. The Plan shall be subject to approval by the shareholders of the Company within 12 months before or after the Plan is adopted. Any amendments to the Plan requiring shareholder approval must be approved by the affirmative vote of the holders of a majority of the outstanding shares of voting stock present or represented and entitled to vote at a duly held meeting at which a quorum is present, or by the written consent of the shareholders in the manner provided by California law.